Exhibit 2

Council of Europe

Development Bank

Year ended 31 December 2018

Independent auditor’s report on annual financial statements

ERNST & YOUNG Audit

Council of Europe Development Bank

Year ended 31 December 2018

Independent auditor’s report on annual financial statements

To the Members of the Governing Board, the Administrative Council and the Auditing Board of the Council of Europe Development Bank,

Opinion

We have audited the annual financial statements of the Council of Europe Development Bank (the Bank), which comprise the balance sheet as at 31 December 2018 and the income statement, the statement of comprehensive income, the statement of changes in equity, the statement of cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying annual financial statements present fairly, in all material respects, the financial position of the Bank as at 31 December 2018 and its financial performance and cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the EU.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the annual Financial Statements section of our report. We are independent of the Bank in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (IESBA Code) together with the ethical requirements that are relevant to our audit of the annual financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

We draw attention to the change in accounting methods in relation to the First Time Application of IFRS 9 “Financial Instruments” as detailed in Note A “Summary of principal accounting methods applied by the Bank” and other notes which present the effects of this First Time Application. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Impairment model of financial assets under IFRS 9

Risk identified

As at 1 January 2018, the Bank applied IFRS 9 “Financial instruments” standard. IFRS 9 replaces IAS 39 “Financial Instruments: Recognition and Measurement”.

This new standard sets out, among other changes, new principles for impairment for credit risk on financial instruments, financing commitments and financial guarantees given.

The impacts of the First Time Application of IFRS 9 standard are detailed in Note B of the notes to the financial statements. The impact of First Time Application on total equity amount to M€ 14 and is only composed of expected credit losses calculated on the overall Bank’s financial assets as at 1 January 2018.

As detailed in Note A of the notes to the annual financial statements, expected credit losses are defined as an estimate of credit losses weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated individually, for each exposure, using the following estimates:

•

The measurement of expected credit losses requires the estimation of both 1-year probabilities of default and lifetime probabilities of default at maturity. The 1-year probability of default (PD) and the lifetime probability of default (PD) at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

•

The estimation of expected cash flow includes cash flow resulting from the sale of collateral held or other credit enhancement, if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

•

The Exposure at Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of the default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

•	The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions and reasonable and supportable economic forecasts.

We consider the First Time Application of IFRS 9 impairment model as at 1 January 2018 as a key audit matter given management’s judgement and the estimation inherent uncertainty in the calculation of expected credit losses.

Our response

We analysed the Bank’s process and governance related to credit risk monitoring and in particular related to the identification of deterioration of credit risk since the initial recognition of financial assets.

We analysed the methodology implemented by the Bank to determine the impairment parameters and expected credit losses. We also analysed the process and governance related to the update of these impairment parameters along the lifetime of financial assets.

We identified the internal controls on related process and IT applications.

We tested, for a sample of financial assets, the data quality of exposures which are used in the depreciation model.

We tested the appropriate application of adopted principles for the segmentation of exposures between homogeneous risk categories (bucket 1 and bucket 2).

We analysed the hypotheses and the documentation provided by the Bank regarding the justification of local cyclical and/or structural parameters for the application of Forward Looking.

We analysed the evolution of exposures by homogeneous risk categories for the year ended 31 December 2018.

We assessed the appropriateness of the information disclosed in Note B of notes to the annual financial statements.

Valuation of financial assets at fair value through equity and derivatives

Risk identified

As at 31 December 2018, financial instruments at fair value through profit or loss amounted to € 256,852 thousand in assets and € 435,279 thousand in liabilities. Hedging derivative financial instruments amounted to € 710,648 thousand in assets and € 442,831 thousand in liabilities. Financial assets at fair value through equity amounted to € 4,099,228 thousand.

As set out in Note A of the notes to the annual financial statements, the financial assets and liabilities under these categories are valued and recorded at their market value. The market value of these instruments is determined either by using quoted prices on an active market or by applying a valuation technique including:

•	the mathematical calculation methods based on financial assumptions, and

•

the parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

Given the significance of those financial instruments and the related estimation inherent uncertainty, we considered the valuation of financial assets at fair value through equity and derivatives as a key audit matter.

Our response

We obtained an understanding of the Bank’s process related to the determination of the fair value of securities portfolio, interest-rate swaps and currency-rate swaps, as well as the methodology implemented by the Bank to check market prices in liquid markets or to model the fair valuation.

For securities, we compared the valuation of fair values to market prices available and reconciled their classification to the three levels of fair value at year-end.

For swaps, we compared the valuation of swaps to external information prepared by the counterparties and recalculated the valuation for a sample of interest-rate swaps (IRS) and currency-interest-rate swaps (CIRS).

Other information

Management is responsible for the other information. The other Information comprises the key figures and the financial summary included in the financial report, but does not include the financial statements and our auditor’s report thereon which we obtained prior to the date of this auditor’s report. The other information comprises also the Governor’s Report (excluding the key figures and the financial summary), which is expected to be made available to us after that date.

Our opinion on the financial statements does not cover the other Information and we do not express any assurance thereon.

As part our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained during the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information that we have obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

When we read the Governor’s Report (excluding the key figures and the financial summary), if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the annual Financial Statements

Management is responsible for the preparation and fair presentation of the annual financial statements in accordance with International Financial Reporting Standards as adopted by the EU, and for such internal control as management determines is necessary to enable the preparation of annual financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the annual financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the annual Financial Statements

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the annual financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the annual financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the annual financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Among the matters communicated to those charged with governance, we determine the matters that were of most significance in the audit of the annual financial statements of the current period and for this reason they are considered to be key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes their public disclosure or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Restriction on Use of our Report

This report is addressed to the Members of the Governing Board, the Administrative Council and the Auditing Board of the Council of Europe Development Bank. We assume or take no responsibility in respect of a third party which may use this report.

This report shall be governed by, and construed in accordance with French law, to the extent that French law does not derogate from the Third Protocol dated 6 March 1959 to the General Agreement on Privileges and Immunities of the Council of Europe of 2 September 1949 or from the Articles of Agreement of the Bank. The courts of France shall have exclusive jurisdiction in relation to any claim or dispute concerning the engagement letter or this report, and any matter arising from them. Each party irrevocably waives any right it may have to object to an action being brought in any of those courts and to claim that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

Paris-La Défense, 26 February 2019

The Independent Auditor
ERNST & YOUNG Audit

Luc Valverde

FINANCIAL STATEMENTS 2018

NB: Any data included herein related to “the former Yugoslav Republic of Macedonia” refers to North Macedonia, the current name of this country. In the financial year 2018 its former name was still in force.

FINANCIAL STATEMENTS 2018

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1587 (2016), it does so through three major sectorial lines of action, namely:

•

Sustainable and inclusive growth with emphasis on socially oriented components and particularly on public infrastructure with social vocation, job creation and preservation, access to the labour market, housing and integration of vulnerable groups.

•	Integration of refugees, displaced persons and migrants.

•	Climate action: developing mitigation and adaptation measures.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; social housing for low-income persons; improving living conditions in urban and rural areas; natural or ecological disasters; protection of the environment; protection and rehabilitation of historic and cultural heritage; health; education and vocational training; administrative and judicial infrastructure; and supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

Accounting standards

The new IFRS 9 standard, described in Note A, is applicable retrospectively as of 1 January 2018 and offers the option not to restate the 2017 figures. As the CEB retained this option, the comparative financial statements for 2017 have not been restated for these changes in accounting policy.

The balance sheet presents a comparative reference as of 1 January 2018 taking into account the effects of the application of IFRS 9, detailed in Note B.

FINANCIAL STATEMENTS 2018

Balance sheet

		In thousand euros
	Notes	31/12/2018 IFRS 9	01/01/2018 (a) IFRS 9	31/12/2017 (b) IAS 39

Assets
Cash in hand, balances with central banks		450,113	539,427	539,482
Financial instruments at fair value through profit or loss	D	256,852	323,472	323,472
Hedging derivative financial instruments	D	710,648	680,997	680,997
Financial assets at fair value through equity	H	4,099,228	3,638,502	3,638,764
Financial assets at amortised cost	H
Loans		14,882,657	14,045,360	14,056,570
Advances		1,379,693	2,062,423	2,062,564
Debt securities		2,138,720	2,199,817	2,199,945
Tangible and intangible assets	I	55,572	52,916	52,916
Other assets	J	374,506	243,540	243,571

Total assets		24,347,989	23,786,454	23,798,281

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	D	435,279	650,606	650,606
Hedging derivative financial instruments	D	442,831	478,074	478,074
Financial liabilities at amortised cost	K
Amounts owed to credit institutions and to customers		184,266	210,489	210,489
Debt securities in issue		19,556,765	18,835,438	18,835,438
Other liabilities	J	395,904	363,519	363,519
Social Dividend Account	L	52,178	59,116	59,116
Provisions	M	257,605	236,443	234,225

Total liabilities		21,324,828	20,833,685	20,831,467

Equity
Capital	N
Subscribed		5,472,219	5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)	(4,859,802)

Called		612,417	612,417	612,417
General reserve		2,352,515	2,240,476	2,254,521
Net profit		97,453	112,039	112,039

Total capital, general reserve and net profit		3,062,385	2,964,932	2,978,977
Gains or losses recognised directly in equity		(39,224)	(12,163)	(12,163)

Total equity		3,023,161	2,952,769	2,966,814

Total liabilities and equity		24,347,989	23,786,454	23,798,281

(a)	As of 1 January 2018 after implementation of IFRS 9, as described in Note B.2
(b)	Revised presentation based on reclassification detailed in Note B.1

FINANCIAL STATEMENTS 2018

Income statement

		In thousand euros
	Notes	2018 IFRS 9	2017 IAS 39 (a)

Interest and similar income
Financial assets at fair value through equity		(3,538)	349
Loans and advances at amortised cost		59,828	44,237
Debt securities at amortised cost		64,937	70,180

Interest expenses and similar charges
Amounts owed to credit institutions and to customers at amortised cost		1,193	2,441
Debt securities in issue at amortised cost		32,292	46,772
Other interest expenses and similar charges		(5,376)	(4,835)

Interest margin	O	149,336	159,144

Net gains or losses from financial instruments at fair value through profit or loss	Q	(237)	2,433
Net gains from financial assets at fair value through equity		398	186
Commissions (income)		4,120	941
Commissions (expenses)		(2,382)	(2,212)

Net banking income		151,235	160,492

General operating expenses	R	(47,118)	(45,150)
Depreciation and amortisation charges of tangible and intangible assets	I	(3,845)	(3,303)

Gross operating income		100,272	112,039

Cost of risk	S	(2,819)

Net profit		97,453	112,039

(a)	Revised presentation based on reclassification detailed in Note B.1

FINANCIAL STATEMENTS 2018

Statement of comprehensive income

	In thousand euros
	2018 IFRS 9	2017 IAS 39 (a)

Net profit	97,453	112,039

Items that may be reclassified to income statement	(20,799)	29,507
Changes in value of debt securities at fair value through equity	(20,098)	29,507
Changes in value of hedging derivative financial instruments	(701)

Items that will not be reclassified to income statement	(6,262)	13,367
Changes in actuarial differences related to the pension scheme	(5,518)	11,346
Changes in actuarial differences related to the other post-employment benefits	(714)	2,021
Changes in value of equity instruments	(30)

Total other elements of comprehensive income	(27,061)	42,874

Comprehensive income	70,392	154,913

(a)	Revised presentation based on reclassification detailed in Note B.1

Statement of changes in equity

								In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Debt securities at fair value through equity	Hedging derivative financial instruments	Actuarial differences	Equity instruments	Total	Total equity
Equity as at 1 January 2017	612,417	2,254,521	2,866,938	20,951		(75,988)		(55,037)	2,811,901

Net profit 2017		112,039	112,039						112,039
Changes in value of assets and liabilities recognised directly in equity				29,507		13,367		42,874	42,874

Equity as at 31 December 2017	612,417	2,366,560	2,978,977	50,458		(62,621)		(12,163)	2,966,814

Effects of the application of IFRS 9 (Note B.2)		(14,045)	(14,045)						(14,045)

Equity as at 1 January 2018	612,417	2,352,515	2,964,932	50,458		(62,621)		(12,163)	2,952,769

Net profit 2018		97,453	97,453						97,453
Changes in value of assets and liabilities recognised directly in equity				(20,098)	(701)	(6,232)	(30)	(27,061)	(27,061)

Equity as at 31 December 2018	612,417	2,449,968	3,062,385	30,360	(701)	(68,853)	(30)	(39,224)	3,023,161

FINANCIAL STATEMENTS 2018

Statement of cash flows

			In thousand euros
For the year ended 31 December		2018 IFRS 9	2017 IAS 39 (a)

	Net profit	97,453	112,039
+/-	Depreciation charges of tangible and intangible assets	3,845	3,303
+/-	Impairment allowance	2,833
+/-	Net loss/net profit from investing operations	20,550	20,043
+/-	Change in interest receivable	(16,843)	47,136
+/-	Change in interest payable	19,316	(41,434)
+/-	Other movements	12,836	9,757

	Total of non-monetary items included in the result	42,538	38,806

+	Reimbursements related to operations with credit institutions and customers	2,749,557	3,685,825
-	Disbursements related to operations with credit institutions and customers	(3,202,862)	(3,128,442)
+	Reimbursements related to other operations affecting financial assets or liabilities	7,512,879	7,413,651
-	Disbursements related to other operations affecting financial assets or liabilities	(7,946,699)	(8,404,848)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(16,070)	(7,687)

	Net cash flows from assets and liabilities resulting from operating activities	(903,194)	(441,500)

	Total net cash flows from operating activities (a)	(763,202)	(290,655)

+	Reimbursements related to debt securities at amortised cost	48,600	241,877
-	Disbursements related to debt securities at amortised cost
+/-	Cash flows related to tangible and intangible assets	(6,501)	(7,526)

	Total net cash flows from investing operations (b)	42,099	234,351

+/-	Cash flows from or to member states	(1,719)	(4,131)
+	Reimbursements related to debt securities in issue at amortised cost	12,226,594	6,377,418
-	Disbursements related to debt securities in issue at amortised cost	(11,857,395)	(6,188,221)

	Total net cash flows from financing operations (c)	367,481	185,066

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	133	(3,056)

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(353,490)	125,706

	Cash and cash equivalents at the beginning of the financial year	1,779,382	1,653,676
	Cash in hand, balances with central banks	539,482	648,960
	Advances repayable on demand and term deposits with credit institutions	1,239,900	1,004,717
	Cash and cash equivalents at the end of the financial year	1,425,892	1,779,382
	Cash in hand, balances with central banks	450,181	539,482
	Advances repayable on demand and term deposits with credit institutions	975,711	1,239,900

	Changes in cash and cash equivalents	(353,490)	125,706

(a)	Revised presentation based on reclassification detailed in Note B.1

FINANCIAL STATEMENTS 2018

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1. Accounting standards

Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded.

As of 1 January 2018, the Bank has applied the IFRS 9 “Financial instruments”. IFRS 9 replaces IAS 39 “Financial Instruments: Recognition and Measurement”. It sets out the new principles for the classification and measurement of financial instruments (Phase 1), for impairment for credit risk on financial instruments, financing commitments and financial guarantees given (Phase 2), as well as for general hedge accounting, or micro hedging (Phase 3).

Concerning hedge accounting (micro hedging), for financial year 2018, the Bank has chosen the option provided by the standard to maintain the hedge accounting principles under IAS 39. As of 1 January 2019, the CEB applies the hedge accounting principles (micro hedging) under IFRS 9.

The entry into force of IFRS 15 and other standards with mandatory application after 1 January 2018 had no significant impact on the financial statements as at 31 December 2018.

Presentation currency

The presentation currency of the financial statements is the euro. The amounts presented in the financial statements and in the notes are in thousands of euros, unless otherwise specified.

2. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the income statement.

3. Use of estimates

Within the context of IFRS application, the main area requiring judgment and value assessment relates to credit risk. Except for these aspects, the CEB’s nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

4. Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB’s banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the balance sheet at fair value regardless of the purpose of their holding (market activities or hedging transactions).

FINANCIAL STATEMENTS 2018

Classification and evaluation

Upon initial recognition, financial assets and liabilities are classified in the balance sheet under three categories (amortised cost, fair value through profit or loss and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flow and how the Bank manages its financial instruments (business model).

The principles of classification of financial assets and liabilities require an analysis of contractual cash flow generated by the financial instruments, and an analysis of the business model in which the instrument is held.

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual flow characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of associated cash flow. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flow: Solely Payments of Principal and Interest).

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flow and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

•	a model based on collecting contractual cash flows from financial assets;

•	a model based on collecting contractual cash flows from financial assets and selling these assets;

•	a model specific to other financial assets, particularly transaction assets, in which the collection of contractual flow is incidental.

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flow (“Held to Collect”) and the cash flow consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

Cash flow criteria

The cash flow test is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category “Financial assets at amortised cost” includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note S). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IAS 39.

FINANCIAL STATEMENTS 2018

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model whose objective is achieved by both collecting of contractual cash flows and selling financial assets (“Held to Collect and Sell”). The latter is not incidental but is an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities held to collect contractual cash flows or to be sold and complying with cash flow criteria, are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under “Gains or losses recognised directly in equity”. These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the income statement. On the other hand, interest is recognised in the income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IAS 39.

Equity instruments

Investments in equity instruments such as shares are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the income statement. These instruments are not subject to impairment.

4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model “Held to Collect” or “Held to Collect and Sell”, or that of cash flows.

These financial instruments are recorded at their market value, initial transaction costs being directly recognised in the income statement. At end-date, changes in market value are recorded in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.4 Financial liabilities

An issued financial instrument or its different parts are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value inclusive of transaction cost and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

4.5 Financing and guarantee commitments

Financing commitments and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note T relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading “Provisions for risks and charges”.

FINANCIAL STATEMENTS 2018

4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

The credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three “stages”, each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses “stage 1”:

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets “stage 2”:

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets “stage 3”:

When an asset is impaired, the impairment is also equal the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default, when a payment delay longer than 90 days is noted.

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of at least 90 days unpaid amounts; the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by taking into account all reasonable and justifiable information and by comparing financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the end-date.

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash deficits) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis, for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

For exposures classified as stage 3, expected credit losses are calculated as cash deficits over the lifetime of the instrument, discounted at its effective interest rate. Cash flow deficits represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on the existing concepts and frameworks (in particular Basel framework).

FINANCIAL STATEMENTS 2018

Probabilities of default (PD)

The probability of default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both 1-year probabilities of default and lifetime probabilities of default at maturity. The 1-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank’s counterparty portfolios.

Loss given default (LGD)

Loss given default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data standardised according to the Bank’s counterparty portfolios, credit enhancements and the “low cycle” effect (PIT).

Exposure at default (EAD)

The Exposure at Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note S—Cost of risk.

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, to loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which an objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

4.8 Derivative instruments

For 2018, the Bank has chosen the option, as provided by IFRS 9 to maintain the hedge accounting principles under IAS 39. As of 1 January 2019, the CEB applies the hedge accounting principles (micro hedging) under IFRS 9.

Derivative financial instruments are financial instruments whose value changes according to the value of an underlying item. The underlying items of these instruments relate to interest rates or exchange rates, as well as to their substance (forwards or swaps).

Derivative financial instruments are used by the CEB to manage and hedge its risks. These are hedging derivatives. Hedging transactions concern individual items or transactions (micro-hedging transactions).

Unlike other financial instruments, derivative instruments are always valued at their fair value in the balance sheet. The revaluation of derivatives directly affects the income statement. In contrast, the method of accounting for hedging transactions offsets the valuation effects of hedging derivatives in the income statement when the hedge is effective.

Derivatives are classified under two categories:

•	Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in case of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

FINANCIAL STATEMENTS 2018

•	Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as a hedge must be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness must be ensured from the hedging’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in the income statement as “Gains or losses recognised directly in equity” for their effective portion, while the ineffective portion is recognised as “Net gains or losses on financial instruments at fair value through profit or loss”. In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the income statement under “Interest and similar income or expenses”, symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

•	Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative financial instruments” and “Financial assets at fair value through equity” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

•	using quoted prices in an active market;

•	applying a valuation technique incorporating:

•	mathematical calculation methods based on recognised financial assumptions, and

•	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

•	Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value from its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment—OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

FINANCIAL STATEMENTS 2018

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The exposure at default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model takes into account collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading “Financial assets at fair value through profit or loss” in case of positive value and under the heading “Financial liabilities at fair value through profit or loss” when the value is negative. Gains and losses are recognised in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under “Financial liabilities at amortised cost”.

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s balance sheet. The corresponding receivable is recognised at amortised cost under “Financial assets at amortised cost”.

5. Interest income and expense

Interest income and expense are recognised in the income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

6. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

•	Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

–	Main works, façade and roofing (1)	-
–	General and technical installations	10 years
–	Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

FINANCIAL STATEMENTS 2018

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

–	Fittings and furniture	10 years
–	Vehicles	4 years
–	Office and IT equipment	3 years

•	Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

–	Application software	5 years
–	System software	3 years
–	Office software	1 year

7. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading “Provisions” by counterparty of “Statement of comprehensive income”.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

8. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Administrative Council Resolution 1589 (2016), approved on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

•	Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

•	Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

•	Technical assistance

Technical assistance is used to help a CEB borrower to prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

•	Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

9. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 10 below.

FINANCIAL STATEMENTS 2018

10. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

•	the Governing Board,

•	the Administrative Council,

•	the Governor, and

•	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for CEB’s Chairpersons and Appointed Officials in office can be summarised as follows:

	In thousand euros
	2018	2017
Official allowances
Chairperson of the Governing Board (1)	45	2
Chairperson of the Administrative Council (2)	45	26
Vice-Chairperson of the Governing Board	6	6
Vice-Chairperson of the Administrative Council (3)	6	6
Emoluments
Governor Wenzel	367	362
Vice-Governor Monticelli	279	276
Vice-Governor Sánchez-Yebra Alonso	279	276

(1)

The Chairman of the Governing Board had renounced his allowances for his first term which ended on 17 December 2017. For his second term which started on 18 December 2017, he received a pro-rata of his annual allowance fixed at € 45 000.

(2)	The term of the Chairman of the Administrative Council in office at 1 January 2017 ended on 27 June 2017. His successor took office on 1 December 2017.
(3)	Allowances of € 500 are paid monthly. The term of the incumbent in office at 1 January 2017 ended on 31 August 2017. His successor took office on 29 September 2017.

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus. The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB.

11. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

NOTE B - Effects of presentation changes and of the first time application of IFRS 9 and IFRS 15

At 31 December 2017, the Bank changed the presentation of the financial statements in relation to the application of IFRS 9 “Financial Instruments” as at 1 January 2018. Several items in the balance sheet, income statement and statement of comprehensive income have been renamed.

The effects of these changes on the balance sheet, income statement and statement of comprehensive income are presented in note B.1.

On 1 January 2018, the Bank implemented the new IFRS 9 and IFRS 15 accounting standards. As a result of its activities, IFRS 15 “Revenue from Contracts with Customers” was implemented but without effect on the balance sheet.

The effects of IFRS 9 application are presented in Note B.2.

FINANCIAL STATEMENTS 2018

B.1 Effects of presentation changes

Balance sheet

		In thousand euros
	31/12/2017 IAS 39 former presentation	New headings of financial instruments		31/12/2017 IAS 39 new presentation

Assets
Cash in hand, balances with central banks	539,482			539,482
Financial instruments at fair value through profit or loss	323,472			323,472
Hedging derivative financial instruments	680,997			680,997
Available-for-sale financial assets	3,638,764	(3,638,764	)(1)
Financial assets at fair value through equity		3,638,764	(1)	3,638,764
Financial assets at amortised cost
Loans	14,056,570			14,056,570
Advances	2,062,564			2,062,564
Debt securities		2,199,945	(2)	2,199,945
Financial assets held to maturity	2,199,945	(2,199,945	)(2)
Tangible and intangible assets	52,916			52,916
Other assets	243,571			243,571

Total assets	23,798,281			23,798,281

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	650,606			650,606
Hedging derivative financial instruments	478,074			478,074
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	210,489			210,489
Debt securities in issue	18,835,438			18,835,438
Other liabilities	363,519			363,519
Social Dividend Account	59,116			59,116
Provisions	234,225			234,225

Total liabilities	20,831,467			20,831,467

Equity
Capital
Subscribed	5,472,219			5,472,219
Uncalled	(4,859,802)			(4,859,802)

Called	612,417			612,417
General reserve	2,254,521			2,254,521
Net profit	112,039			112,039

Total capital, general reserve and net profit	2,978,977			2,978,977
Gains or losses recognised directly in equity	(12,163)			(12,163)

Total equity	2,966,814			2,966,814

Total liabilities and equity	23,798,281			23,798,281

The changes in presentation compared to the balance sheet published as at 31 December 2017 are as follows:

(1)	“Available-for-sale financial assets” are now presented under “Financial assets at fair value through equity”.
(2)	“Financial assets held to maturity” are presented in the line “Debt securities” under “Financial assets at amortised cost”.

FINANCIAL STATEMENTS 2018

Income statement

		In thousand euros
	2017 IAS 39 former presentation	New headings of financial instruments		2017 IAS 39 new presentation

Interest and similar income
Available-for-sale financial assets	349	(349	)(1)
Financial assets at fair value through equity		349	(1)	349
Loans and advances to credit institutions and to customers	44,237	(44,237	)(2)
Loans and advances at amortised cost		44,237	(2)	44,237
Financial assets held to maturity	70,180	(70,180	)(3)
Debt securities at amortised cost		70,180	(3)	70,180

Interest expenses and similar charges
Amounts owed to credit institutions and to customers	2,441	(2,441	)(4)
Amounts owed to credit institutions and to customers at amortised cost		2,441	(4)	2,441
Debt securities in issue	46,772	(46,772	)(5)
Debt securities in issue at amortised cost		46,772	(5)	46,772
Other interest expenses and similar charges	(4,835)			(4,835)

Interest margin	159,144			159,144

Net gains or losses from financial instruments at fair value through profit or loss	2,433			2,433
Net gains or losses from available-for-sale financial assets	186	(186	)(6)
Net gains from financial assets at fair value through equity		186	(6)	186
Commissions (income)	941			941
Commissions (expenses)	(2,212)			(2,212)

Net banking income	160,492			160,492

General operating expenses	(45,150)			(45,150)
Depreciation and amortisation charges of tangible and intangible assets	(3,303)			(3,303)

Gross operating income	112,039			112,039

Cost of risk

Net profit	112,039			112,039

The changes in presentation compared to the income statement published as at 31 December 2017 are as follows:

•	under the heading “Interest and similar income”:

(1)	“Available for sale financial assets” are presented in the line “Financial assets at fair value through equity”.
(2)	“Loans and advances to credit institutions and customers” are presented in the line “Loans and advances at amortised cost”.
(3)	“Financial assets held to maturity” are presented in the line “Debt securities at amortised cost”.

•	under the heading “Interest and similar charges”:

(4)	“Amounts owed to credit institutions and to customers” are presented in the line “Amounts owed to credit institutions and to customers at amortised cost”.
(5)	“Debt securities in issue” are presented in the line “Debt securities in issue at amortised cost.

•	under the heading “Net banking income”:

(6)	“Net gains or losses from available-for-sale financial assets” are presented under “Net gains or losses from financial assets at fair value through equity”.

FINANCIAL STATEMENTS 2018

Statement of comprehensive income

				In thousand euros
	2017 IAS 39 former presentation	New headings of financial instruments		2017 IAS 39 new presentation

Net profit	112,039			112,039

Items that may be reclassified to income statement	29,507			29,507
Changes in value of available-for-sale financial assets	29,507	(29,507	)(1)
Changes in value of debt securities at fair value through equity		29,507	(1)	29,507

Items that will not be reclassified to income statement	13,367			13,367
Changes in actuarial differences related to the pension scheme	11,346			11,346
Changes in actuarial differences related to the other post-employment benefits	2,021			2,021

Total other elements of comprehensive income	42,874			42,874

Comprehensive income	154,913			154,913

The change in presentation in relation to the statement of comprehensive income published as at 31 December 2017 concerns:

(1)	“Changes in the value of available-for-sale financial assets” which are now presented under “Changes in value of debt securities at fair value through equity”.

FINANCIAL STATEMENTS 2018

B.2 Effects of IFRS 9 application

Effects of IFRS 9 application on the balance sheet as at 1 January 2018

			In thousand euros
	31/12/2017 IAS 39 new presentation	Effect of application of IFRS 9	01/01/2018 IFRS 9

Assets
Cash in hand, balances with central banks	539,482	(55)	539,427
Financial instruments at fair value through profit or loss	323,472		323,472
Hedging derivative financial instruments	680,997		680,997
Financial assets at fair value through equity	3,638,764	(262)	3,638,502
Financial assets at amortised cost
Loans	14,056,570	(11,210)	14,045,360
Advances	2,062,564	(141)	2,062,423
Debt securities	2,199,945	(128)	2,199,817
Tangible and intangible assets	52,916		52,916
Other assets	243,571	(31)	243,540

Total assets	23,798,281	(11,827)	23,786,454

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	650,606		650,606
Hedging derivative financial instruments	478,074		478,074
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	210,489		210,489
Debt securities in issue	18,835,438		18,835,438
Other liabilities	363,519		363,519
Social Dividend Account	59,116		59,116
Provisions	234,225	2,218	236,443

Total liabilities	20,831,467	2,218	20,833,685

Equity
Capital
Subscribed	5,472,219		5,472,219
Uncalled	(4,859,802)		(4,859,802)

Called	612,417		612,417
General reserve	2,254,521	(14,045)	2,240,476
Net profit	112,039		112,039

Total capital, general reserve and net profit	2,978,977	(14,045)	2,964,932
Gains or losses recognised directly in equity	(12,163)		(12,163)

Total equity	2,966,814	(14,045)	2,952,769

Total liabilities and equity	23,798,281	(11,827)	23,786,454

The application of IFRS 9 on the classification and measurement of financial instruments led to the following main effects as at 1 January 2018:

Phase 1 did not have any financial impact on the balance sheet given the nature of all its financial instruments. The balance sheet headings under IAS 39, related to financial instruments, have been transferred for the same balance sheet amounts to the new IFRS 9 headings as detailed in Note B.1.

The effects of IFRS 9 phase 2 represent an impairment of € 14.0 million, of which € 11.2 million decrease in value of loans at amortised cost. On the other hand, a decrease in the general reserve of € 14.0 million was recorded as at 1 January 2018.

FINANCIAL STATEMENTS 2018

NOTE C - Risk management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international best banking practices by promoting a sound and prudent risk culture across all of its business lines.

This Note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business, namely credit risk, market risk, liquidity risk and operational risk. It also provides information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union Directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures, in compliance with best banking practices.

•	Risk Appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve its strategic objectives set out in its Development Plan.

A key instrument for fulfilling the CEB’s mandate is the lending of funds at advantageous rates, which requires raising funds on capital markets at competitive rates. For that purpose, maintaining a very strong credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its prudential framework (see chapter 4).

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure the Bank’s long-term financial sustainability. The Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB’s operations, as a result of both on- and off- balance sheet transactions.

•	Organisation

The Directorate for Risk and Control (R&C) is responsible for implementing the Risk Management Framework within the CEB and is independent of other operational and business directorates, reporting directly to the Governor. The departments within the Directorate for R&C are dedicated to specific risk areas: credit, operational risk, financial transactions, derivatives and collateral management.

As of 31 December 2018, the Asset & Liability Management (ALM) Department in the Finance Directorate is in charge of market risk management (interest and currency exchange rates) as well as the liquidity risk incurred by the Bank.

•	Decision-making Committees

The Bank has set up different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all of these committees.

•

The Credit Risk Committee (CRC) meets on a weekly basis and makes credit decisions in relation to lending and treasury exposure, based on internal credit risk assessments and recommendations. In addition, a Special CRC takes place when necessary to cover particular topics.

•

The Asset & Liability Committee (ALCO) meets on a monthly basis, or more frequently if necessary, to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance sheet. In addition, on a quarterly basis, a “Special ALCO” addresses ALM and funding issues.

•

The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB on a semi-annual basis and ensures that adequate steps are taken to mitigate, monitor and control these risks.

•

The IT Steering Committee reviews information system issues and takes the appropriate actions to ensure operational resilience and business continuity. In addition, in order to fully ensure that IT-related decisions are properly aligned with business stakes and priorities, IT governance bodies were reinforced in 2015 with the creation of an IT Project Committee chaired by a Vice-Governor which, through regular meetings, enables the Bank to anticipate business requirements and develop a shared vision on IT.

FINANCIAL STATEMENTS 2018

•	Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) is the organisational unit tasked with addressing money laundering / financing of terrorism and tax evasion risks, as well as integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, to promote ethical business standards and to contribute in an independent manner to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and of identifying, developing, implementing, and maintaining processes across CEB to reduce information and information technology (IT) risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board is composed of three representatives from member states appointed on a rotating basis by the Governing Board for a three-year term (outgoing members act as advisors for an additional year), and examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report, an excerpt from which is appended to the financial statements, is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval.

The External Auditor is appointed by the Governing Board for a four-year term -renewable once for a three-year term following a tender procedure- based on the Auditing Board’s opinion and recommendations by the Administrative Council. The External Auditor is responsible for auditing the Bank’s financial statements according to IFAC professional auditing standards and for reviewing its internal control and risk management processes. The External Auditor drafts various reports, including the opinion report.

In addition, the Bank is assessed by three international rating agencies, namely Fitch Ratings, Moody’s and Standard & Poor’s, which annually perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness, and provide a rating assignment.

•	Internal and external reporting on risk management

The Risk & Control Directorate reports on a weekly basis to the Credit Risk Committee on credit risks across the Loan and Treasury activities.

On a monthly basis the Finance Directorate reports to the Asset & Liability Committee on market risks, namely interest rate risks, currency risks and liquidity position.

The quarterly Risk Management Report, presented both to the Administrative Council and the Governing Board, provides information to the shareholders about the changes in the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the prudential framework as defined internally.

In terms of external reporting on risk management, the Bank provides extensive information to the rating agencies as a support for their annual assessment. The CEB’s annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s annual Financial Report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

1. Credit risk

•	Overview of the assessment process

Credit risk is defined as the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in both its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered as part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the credit quality of the borrower or transaction.

FINANCIAL STATEMENTS 2018

•	Credit risk identification and assessment

The credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Management Department (CRD) (Directorate for Risk & Control) independently of lending or treasury officers with the aim of providing appropriate checks and balances to ensure that credit transactions are made in accordance with risk principles, allowing an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled on a daily basis. Breach of a credit limit, if any, is reported to senior management.

Internal credit ratings are the result of the Bank’s independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay its obligations in full and in a timely manner. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties while ensuring a sound understanding of the underlying risk incurred. The defined limits to monitor credit risk arising from its operations are regularly reviewed. The internal rating methodologies are reviewed and calibrated regularly. Internal ratings are mapped to the rating scale of international rating agencies, and each internal rating thus corresponds to a rating on the scale, as described in the following table:

Rating Scale

INVESTMENT GRADE

CEB internal rating	Long-term
	Moody’s	S&P / Fitch
10	Aaa	AAA
9.5	Aa1	AA+
9	Aa2	AA
8.5	Aa3	AA-
8	A1	A+
7.5	A2	A
7	A3	A-
6.5	Baa1	BBB+
6	Baa2	BBB
5.5	Baa3	BBB-

BELOW INVESTMENT GRADE

CEB internal rating	Long-term
	Moody’s	S&P / Fitch
5	Ba1	BB+
4.5	Ba2	BB
4	Ba3	BB-
3.5	B1	B+
3	B2	B
2.5	B3	B-
2	Caa1	CCC+
1.5	Caa2	CCC
1	Caa3	CCC-
0.5	Ca	CC
0.25	C	C
0	D	D

•	Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to control credit risk or deterioration in credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee or collateral or contractual safeguards (contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRD and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

An overall framework for financial operations is established by the Administrative Council through the Bank’s financial and risk policy. Within this framework, treasury transactions are assessed by CRD and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

FINANCIAL STATEMENTS 2018

•	Overall credit risk exposure

The following table presents the Bank’s credit risk exposure both in the Loans and Social Development Directorate (loans and financing commitments) and the Finance Directorate (deposits, securities and derivatives) at 31 December 2018 and 31 December 2017.

						In million euros
	2018				2017
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	2,612	9,686	2,327	14,625	1,915	9,094	2,784	13,792
Financing commitments	1,392	4,012	588	5,992	1,150	2,568	1,043	4,761
Deposits	672	1,159		1,831	902	1,702		2,605
Securities	4,422	1,597		6,019	3,779	1,787		5,566
Swap - add on	212	113		325	118	183		300
Forex	45			45	5			5
Swap coll - NPV not covered	8	2		10	11			11

Total	9,362	16,570	2,915	28,847	7,879	15,334	3,827	27,040

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Loans and financing commitments are reported after CRM

•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

Loans & Social Development Directorate Activity

•	Loan operations

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

•	Loan portfolio

At 31 December 2018, loans outstanding reached € 14.6 billion increasing by 6.0% (+ € 833 million) compared to end 2017. No missed payments have been recorded in 2018, as was the case in 2017.

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

						In million euros
	2018				2017
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Sovereign,State Owned Financial Institutions and IFIs	759	4,624	2,164	7,547	270	4,089	2,602	6,961
Sub-sovereign administrations and financial institutions	1,618	1,967	10	3,596	1,479	1,876	14	3,369
Other financial institutions	175	3,094	21	3,290	106	3,129	23	3,257
Non financial institutions	60		132	192	60		145	205

Total	2,612	9,686	2,327	14,625	1,915	9,094	2,784	13,792

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported after CRM at nominal value and excluding accrued interest

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality. At the end of 2018, the Bank received € 6.5 billion in guarantees and € 0.5 billion in collateral under the loan portfolio.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

						In million euros
	2018				2017
	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1,911	13%	2,612	18%	1,257	9%	1,915	14%
A/BBB	8,273	57%	9,686	66%	7,906	57%	9,094	66%
BIG	4,441	30%	2,327	16%	4,629	34%	2,784	20%

Total	14,625	100%	14,625	100%	13,792	100%	13,792	100%

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2018

At 31 December 2018, loans outstanding after CRM rated investment grade represented 84.1% of the total loan portfolio, compared to 79.8% at end 2017. Loans outstanding to counterparties not rated by international rating agencies represented €4.4 billion or 29.9% before CRM, and € 946 million or 6.5% after CRM, of the total portfolio with internal ratings ranging from 1.5 to 9.5. Among the externally non-rated counterparties 60.8% of loans outstanding were investment grade (internal rating) before CRM, and 96.2% after CRM.

The following table displays the breakdown of loans outstanding by remaining time to maturity:

		In million euros
Maturity	2018	%	2017	%
Up to 1 year	2,119	14%	1,858	13%
1 year to 5 years	5,554	38%	7,087	51%
5 years to 10 years	3,989	27%	3,070	22%
10 years to 20 years	2,783	19%	1,702	12%
More than 20 years	180	1%	75	1%

Total	14,625	100%	13,792	100%

•	Loans reported on nominal value and excluding accrued interest

The following table displays the breakdown of loans outstanding after CRM by rating category and country (reflecting the counterparty’s rating and not (only) the sovereign rating):

							In million euros
	2018				2017
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		1,690		1,690		1,593		1,593
Turkey			1,415	1,415		0	1,358	1,358
Romania		598		598		679		679
Hungary		595		595		669		669
Cyprus		484		484			521	521
Slovak Republic		450		450		460		460
Croatia			336	336			338	338
Czech Republic	18	217		235		209		209
Lithuania		202		202		188		188
Bulgaria		197		197		173		173
Serbia			107	107			96	96
Albania			99	99			96	96
“the former Yugoslav Republic of Macedonia”			89	89			89	89
Slovenia		50	21	71		27	23	50
Bosnia and Herzegovina			59	59			49	49
Moldova (Republic of)			28	28			29	29
Montenegro			28	28			21	21
Latvia		15		15		19		19
Estonia	11			11		14		14
Malta						8		8

Sub-total	29	4,499	2,182	6,710		4,038	2,618	6,656

Non-Target Countries
Spain		1,950	10	1,961		2,017	14	2,031
France	361	1,497	34	1,892	308	1,453	38	1,799
Belgium	279	651		930	294	710		1,004
Germany	803	25		827	768	18		786
Netherlands	672			672	280	58		338
Italy		435		435		327		327
Finland	326	87		412		215	6	221
Ireland		288		288		209		209
Portugal		201	2	203	161			161
Iceland		8	98	106		11	107	118
Sweden	105			105	56			56
Austria 1		45		45	47			47
Denmark	33			33		38		38
Supranationals	5			5	1			1

Sub-total	2,584	5,187	145	7,915	1,915	5,056	165	7,136

Total	2,612	9,686	2,327	14,625	1,915	9,094	2,784	13,792

•	Loans reported at nominal value and excluding accrued interest after CRM

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

[1]	Non CEB member state: projects to be undertaken in a CEB member state, but to be guaranteed by Austrian counterparties

FINANCIAL STATEMENTS 2018

•	Stock of projects / Financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing and for which a framework loan agreement has been signed. The stock of projects reached € 7.9 billion at 31 December 2018 (31 December 2017: € 7.0 billion) with 87.7% rated investment grade (31 December 2017: 82.8%).

							In million euros
	2018				2017
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Stock of projects	1,796	5,128	967	7,891	1,717	4,066	1,198	6,981
Financing Commitments	1,392	4,012	588	5,992	1,150	2,568	1,043	4,761

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Financing commitments reported, taking into account future CRM

Financing commitments reached € 6.0 billion at 31 December 2018 (31 December 2017, € 4.8 billion). At 31 December 2018, 90.2% of the financing commitments were rated investment grade (31 December 2017, 78.1%).

The table below displays the breakdown of financing commitments after CRM by counterparties within CEB’s member states and by credit rating (reflecting the counterparty’s rating and not (only) the sovereign rating):

						In million euros
	2018				2017
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		678		678		487		487
Romania		278		278		298		298
Czech Republic		75		75		75		75
Slovak Republic		187		187		219		219
Serbia			62	62			81	81
Turkey			165	165			370	370
Bulgaria		150		150		200		200
Hungary		124		124		30		30
Cyprus		119		119			133	133
Croatia			57	57			95	95
Lithuania		77		77		65		65
Slovenia		25		25
Former Yugoslav Republic of Macedonia			69	69			143	143
Bosnia and Herzegovina			53	53			57	57
Moldova (Republic of)			51	51			40	40
Latvia		35		35		50		50
Montenegro			38	38			16	16
Malta
Albania			21	21			34	34
Georgia			14	14			14	14

Sub-total		1,747	529	2,276		1,424	983	2,407

Non-Target Countries
Germany	550	3		553	564	12		576
France	290	245	59	595	165	298	60	523
Spain		819		819		315		315
Italy		535		535
Portugal		211		211		159		159
Belgium		100		100		100		100
Sweden	312			312	160			160
Netherlands	207			207	200			200
Ireland		205		205		255		255
Finland	30	80		110	60			60
Austria		63		63
Supranationals	3			3	1			1
Iceland		5		5		5		5

Sub-total	1,392	2,265	59	3,717	1,150	1,143	60	2,354

Total	1,392	4,012	588	5,992	1,150	2,568	1,043	4,761

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Financing commitments reported, taking into account future CRM

FINANCIAL STATEMENTS 2018

Finance Directorate Activity

•	Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

The following table presents the exposure to finance operations broken down by type of transaction:

		In million euros
	2018	2017
Deposits	1,831	2,605
Securities	6,019	5,566
Swaps add-on	325	271
Forex	45	5
Swaps NPV n/c	10	16

Total	8,230	8,463

•	Deposits

The treasury monetary portfolio consists of short-term placements such as “nostro” accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

The following table presents the breakdown by deposit type and credit rating:

								In million euros
	2018					2017
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	242	110	118	2	473	361	80	104	8	554
Money Market		320	995	43	1,358		461	1,260	330	2,051

Total	242	430	1,113	46	1,831	361	541	1,364	338	2,605

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

The following table presents the breakdown of money market by maturity and credit rating:

								In million euros
	2018					2017
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month		170	510	2	683		101	75	330	506
1 month to 3 months		50	179	41	270		40	680		720
3 months to 6 months		50	305		355		320	505		825
Up to 1 year		50			50

Total		320	995	43	1,358		461	1,260	330	2,051

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

•	Securities portfolios

The Bank manages three securities portfolios: the short-term liquidity portfolio (short-term securities with maturities up to one year), the medium-term liquidity portfolio (maturities of one year and up to 15 years) and the long-term portfolio (maturities of one year and up to 30 years). Eligible counterparties must have a minimum internal rating for maturities up to three months of 6.0 (BBB) for sovereign and 6.5 (BBB+) for financial institutions; a minimum rating of 7.0 (A-) for investments (bonds issued by sovereigns, sub-sovereigns, agencies, supranational and financial institutions) with maturities between three months and two years; and a minimum rating of 8.0 (A+) for investments with maturities of more than two years.

FINANCIAL STATEMENTS 2018

The following tables show the securities portfolio by portfolio, maturity and rating:

	In million euros
	2018
	AAA	AA	A	BBB	Total
Long Term portfolio	679	1,264	40	50	2,033
Medium Term portfolio	384	1,565	45	0	1,994
Short Term portfolio		530	1,313	150	1,992

Total	1,063	3,359	1,397	200	6,019

	In million euros
	2018
	AAA	AA	A	BBB	Total
Under 1 year	137	759	1,313	150	2,359
> 1 year < 2 years	35	369	45		449
> 2 years < 5 years	283	672		50	1,005
> 5 years	608	1,559	40		2,207

Total	1,063	3,359	1,397	200	6,019

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

The following table displays the breakdown of the securities portfolios by country and credit rating (of the counterparty):

								In million euros
	2018					2017
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Member Countries
France		1,752	450		2,203		1,745	792		2,537
Netherlands	234	80	187		501	259	193	34		486
Germany	154	295	5		453	154	240	25		418
Belgium		48	203		251		10	310		320
Spain			85		85				207	207
Italy				200	200				150	150
Finland		126			126		76			76
Norway	67				67	69				69
Czech Republic		46			46			46		46
Luxembourg	42				42	42				42
Switzerland		280	68		348			25		25
Sweden		157			157		8			8

Sub-total	497	2,782	998	200	4,477	524	2,271	1,232	357	4,384

Supranational	566	179			746	566	179			746

Sub-total	566	179			746	566	179			746

Europe
Great Britain			329		329			199		199
Austria		88			88		88			88

Sub-total		88	329		417		88	199		287

Others
Australia		180			180		62			62
Canada		92			92		50			50
United States of America			23		23
Japan			48		48
New Zealand		38			38		38			38

Sub-total		309	71		380		150			150

Total	1,063	3,359	1,397	200	6,019	1,091	2,688	1,431	357	5,566

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

•	Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the issuer counterparty by the Credit Risk Committee and the signing of an ISDA Master Agreement and a CSA (Credit Support Annex) collateral agreement with the counterparty. The minimum rating required for swap counterparties at the date of entering into new swap transactions must be 6.5 (BBB+). Eligible collateral may be cash or debt securities. The minimum rating for eligible debt securities received as collateral must be 7.0 (A-). All swap transactions are valued at their net present value, and positions per counterparty are monitored daily so that additional collateral can be called according to CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreements with all its derivative counterparties within the framework of its swap activities.

In order to adapt to market conditions and ensure the best possible funding cost, the Bank is currently negotiating with several counterparties to change the existing one-way CSAs to full two-way. The Bank has already signed full 2-way CSA with six counterparties. This implies that the Bank has to post collateral if the NPV is in these counterparties’ favour, thus increasing the potential liquidity needs.

FINANCIAL STATEMENTS 2018

At 31 December 2018, the derivatives’ credit risk exposure included swaps add-on for € 325 million (2017, € 300 million) and non-covered NPV (Net Present Value) after credit enhancement of € 10 million (2017, € 11 million). At the end of 2018, the Bank had received € 460 million as collateral, of which 84% cash and 16% sovereign securities.

FINANCIAL STATEMENTS 2018

The breakdown of the nominal value of swaps by instrument and by maturity is shown in the table below:

							In million euros
	2018					2017
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total
Total (a)	3,525	13,823	7,437	2,822	27,607	4,655	12,977	5,943	2,763	26,338

Currency-rate swaps	3,108	5,894	616	210	9,828	2,938	7,033	706	292	10,969
Interest-rate swaps	417	7,929	6,821	2,612	17,779	1,718	5,944	5,237	2,470	15,368

Thereof: collateralised (b)	3,525	13,823	7,437	2,822	27,607	4,655	12,977	5,943	2,763	26,338

(b)/(a)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

•	Concentration - Large Exposure

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity at 31 December 2018 amounts to € 3.1 billion.

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation.

At 31 December 2018, there were 11 counterparties or groups of counterparties with exposure above 10% of prudential equity, or € 306 million, and were therefore considered as Large Exposure (13 counterparties in 2017). However, no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2017). At 31 December 2018, the total outstanding to these counterparties stood at € 4.7 billion, i.e. 152% of the CEB’s prudential equity, well below the 800% limit (€ 5.7billion, i.e. 190% in 2017).

When weighing the exposure by risk, only one counterparty exceeded the threshold of 10% of the prudential equity for a total amount of € 325 million (three counterparties and € 1 billion in 2017).

				In million euros
		2018
	Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Exposure in % of Equity
1	SOCIETE GENERALE	596	55	651	325	21%
2	CREDIT AGRICOLE S.A.	525	17	541	271	18%
3	LA REGION WALLONNE	520		520	104	17%
4	STATE OF BRANDENBURG	425		425		14%
5	BBVA MADRID		389	389	198	13%
6	BNG BANK N.V	300	93	393		13%
7	BPCE	296	83	379	190	12%
8	BNP PARIBAS	45	317	362	181	12%
9	EUROPEAN INVESTMENT BANK		344	344		11%
10	BANK PEKAO SA	325		325	163	11%
11	LLOYDS BANKING GROUP PLC		325	325	163	11%

	Total	3,033	1,621	4,654	1,593

				In million euros
		2017
	Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Exposure in % of Equity
1	SOCIETE GENERALE	589	80	669	421	22%
2	BPCE	341	228	569	309	19%
3	BNP PARIBAS	51	483	535	267	18%
4	LA REGION WALLONNE	510		510	102	17%
5	CREDIT AGRICOLE S.A.	474	31	506	304	17%
6	BANQUE FEDERATIVE DU CREDIT MUTUEL		399	399	199	13%
7	STATE OF BRANDENBURG	390		390		13%
8	HSBC BANK PLC		387	387	77	13%
9	EUROPEAN INVESTMENT BANK		366	366		12%
10	COOPERATIEVE RABOBANK UA	50	312	362	82	12%
11	LLOYDS BANK PLC.		350	350	175	12%
12	POWSZECHNA KASA OSZCZEDNOSCI BANK	307		307	179	10%
13	KBC BANK (SA) NV	164	140	304	207	10%

	Total	2,876	2,777	5,653	2,323

•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

•	“Financial operations” include Securities, Money market, nostro, swap NPV and Swap add-on

FINANCIAL STATEMENTS 2018

•	CEB’s exposure to Public sector[1]

The following table displays the breakdown of the exposure to public sector counterparties by type of exposure (loans, securities).

				In million euros
		2018			2017
	Loans	Securities	Total	Loans	Securities	Total
EU countries
France	482	1,732	2,215	417	1,725	2,142
Spain	1,503	85	1,588	1,445	207	1,652
Belgium	843		843	850	10	860
Germany	803	448	1,251	768	393	1,161
Cyprus	484		484	521		521
Portugal	203		203	221		221
Finland	372	76	448	282	76	358
Italy	318	200	518	164	150	314
Lithuania	202		202	188		188
Ireland	288		288	209		209
Slovak Republic	403		403	406		406
Austria[2]					88	88
Luxembourg		42	42		42	42
Slovenia	50		50	27		27
Malta				8		8
Latvia	15		15	19		19
Estonia	11		11	14		14
Netherlands	537	234	772	111	259	371

Sub-total eurozone (a)	6,515	2,817	9,332	5,649	2,950	8,599

Others
Poland	894		894	954		954
Hungary	595		595	669		669
Romania	598		598	679		679
Croatia	336		336	338		338
Denmark	33		33	47		47
Sweden	105	8	112	56	8	64
Czech Republic	30	46	76	17	46	63
Bulgaria	197		197	173		173

Sub-total others (b)	2,789	53	2,842	2,933	54	2,986

Total EU countries (a) + (b)	9,304	2,870	12,174	8,582	3,004	11,585

Non EU countries
Turkey	1,415		1,415	1,358		1,358
Albania	99		99	96		96
Austria		88	88
Serbia	107		107	96		96
The Forner Yugoslav Republic of Macedonia	89		89	89		89
Bosnia and Herzegovina	59		59	49		49
New Zealand		38	38		38	38
Moldova (Republic of )	28		28	29		29
Montenegro	28		28	21		21
Japan		48	48
Iceland	8		8	11		11

Sub-total non EU Countries (c)	1,834	173	2,007	1,748	38	1,785

Supranational Institutions	5	746	751	1	746	747

Sub-total Supranationals (d)	5	746	751	1	746	747

Total (a)+(b)+(c)+(d)	11,143	3,789	14,932	10,330	3,787	14,117

•	Loans reported at nominal value and excluding accrued interest

•	Securities reported at nominal value and excluding accrued interest

[1]	Public sector includes States, Regional and Local authorities, State financial institutions and Special financial institutions
[2]	Non CEB member state: guarantee and collaterals received on loan

FINANCIAL STATEMENTS 2018

2. Market and liquidity risks

Market and liquidity risk management principles

In a context of rising regulatory expectations and historically low levels of interest rates, the CEB continued to diversify investment opportunities and to optimise short-term treasury management while still maintaining a prudent approach. The Financial & Risk Policy has allowed the Bank to partly attenuate the impact of the adverse Euro rates environment, in particular on the short term, by diversifying counterparties and developing innovative activities (dynamic strategy on T-Bills, Reverse Repos).

Interest rate risk

Interest rate risk is defined as the exposure of the Bank’s Economic Value or results to adverse movements in interest rates. Exposure to interest rate risk occurs when there is asymmetry over time between rate types for uses (loans, securities and deposits) and resources (borrowings), or their reset frequencies.

The CEB’s ALM strategy is to maintain a sustainable revenue profile as well as to limit the volatility of the Bank’s Economic Value. The CEB has chosen to privilege the revenue stability in view of the constraint of self-financing the CEB’s growth. To do so, the CEB invests its own funds in rather long maturities.

Apart from the duration target for own funds, the Bank ensures that the mismatches between assets and liabilities in terms of volume, currency and interest rate characteristics, remain within prudent limits. The Bank takes recourse to natural hedges whenever possible and, if necessary, uses derivative products, mainly interest rate and currency swaps, only for hedging purposes.

In line with Basel Committee recommendations, the Bank has defined indicators and set limits to measure the impact of interest rate changes on both its earnings and Economic Value. The main indicators are the gap analysis (Interest Rate and Index Gaps), the Economic Value Sensitivity and the Earnings Sensitivity.

Interest Rate Gap

The Interest Rate Gap measures graphically the CEB’s static exposure to interest rate risk over time.

Index Gap

The Index Gap measures the rate frequency mismatch between assets and liabilities of different maturities. The Bank uses the Index Gap mainly to monitor exposure to a distortion of one maturity against the others, mainly the Eur3M against the Eur6M, which may adversely impact the Economic Value and Earnings Sensitivity.

Economic Value Sensitivity

Economic Value is defined as the Net Present Value of expected cash flows on all assets, liabilities and off-balance-sheet items, including own funds.

The Economic Value Sensitivity measures the deviation between the assumed structural interest rate risk defined by the duration of own funds and the real interest rate risk of the balance sheet.

Stress scenarios apply a parallel shock of +/-10bps, +/- 100bps and +/-200bps on the curves or a change in the shape of the curve (twist).

The Economic Value Sensitivity to a shock of +/-10bps is limited to 0.5% of own funds. At 31 December 2018, the Economic Value Sensitivity was - € 1.1 million for a +10bps interest rate shock.

Earnings Sensitivity

The Bank assesses the volatility of its earnings due to adverse movements in market rates on a dynamic basis, over the twelve forthcoming months.

Dynamic hypotheses replicate the characteristics of stocks, integrating the seasonality effects whenever necessary.

Stress scenarios are defined by applying parallel shocks on the market interest rate curves.

FINANCIAL STATEMENTS 2018

The sensitivity of the Bank’s earnings is limited to 0.08% of own funds for a +/-10bps change in interest rates.

	In thousand euros
	Parallel translation + 10 bps	Parallel translation + 100 bps
Sensitivity of the forecast Net Interest Margin as at 31/12/2018	(0.557)	(0.962)

Breakdown of assets, liabilities and off-balance sheet items by interest rate type at 31 December 2018

The table below shows the CEB’s overall balance sheet operations. It provides a static view of interest rate risk and its hedging, as at the end date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed-rate and variable rate). It also outlines the effect of interest rate risk hedging.

							In thousand euros
31 December 2018	Before hedging			Hedging instruments			After hedging
Interest rate type	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total
Assets
Fixed rate	16,659,976	82,579	16,742,555	(8,678,041)	132,172	(8,545,869)	7,981,935	214,751	8,196,686
Scheduled outstanding	15,119,793	82,579	15,202,372	(8,678,041)	132,172	(8,545,869)	6,441,752	214,751	6,656,503
Non scheduled outstanding	1,540,183		1,540,183				1,540,183		1,540,183
Variable rate	7,461,144	3,109	7,464,253	8,677,291	9,759	8,687,050	16,138,435	12,868	16,151,303
Scheduled outstanding	7,093,674	3,220	7,096,894	8,677,291	9,759	8,687,050	15,770,965	12,979	15,783,944
Non scheduled outstanding	367,470	(111)	367,359				367,470	(111)	367,359

Total assets	24,121,120	85,688	24,206,808	(750)	141,931	141,181	24,120,370	227,619	24,347,989

Liabilities
Fixed rate	(23,361,175)	(136,566)	(23,497,741)	17,846,542	(46,413)	17,800,129	(5,514,633)	(182,979)	(5,697,612)
Scheduled outstanding	(18,853,590)	(136,566)	(18,990,156)	17,846,542	(46,413)	17,800,129	(1,007,048)	(182,979)	(1,190,027)
Non scheduled outstanding	(4,507,585)		(4,507,585)				(4,507,585)		(4,507,585)
Variable rate	(615,639)	163	(615,476)	(18,031,982)	(2,919)	(18,034,901)	(18,647,621)	(2,756)	(18,650,377)
Scheduled outstanding	(110,399)		(110,399)	(18,031,982)	(2,919)	(18,034,901)	(18,142,381)	(2,919)	(18,145,300)
Non scheduled outstanding	(505,240)	163	(505,077)				(505,240)	163	(505,077)

Total liabilities	(23,976,814)	(136,403)	(24,113,217)	(185,440)	(49,332)	(234,772)	(24,162,254)	(185,735)	(24,347,989)

At 31 December 2018, the outstanding fixed-rate assets before hedging amounted to € 16 660 million; hedging instruments allowed the exposure to drop to € 7 982 million.

This exposure of € 7 982 million after hedging consisted of:

•

scheduled outstandings (€ 6 442 million), mainly short-term deposits (€ 1 358 million), insensitive to variations in market rates and considered as fixed-rate, the fixed-rate long-term portfolio (€ 2 182 million), the fixed-rate short-term portfolio (€ 1 883 million) and unhedged fixed-rate loans (€ 964 million),

•	non-scheduled outstandings (€ 1 540 million), in particular swap valuations that, by nature, cannot be covered, and nostri.

Reciprocally, the fixed-rate liability exposure of € 23 361 million before hedging was reduced to € 5 515 million after hedging.

This exposure of € 5 515 million after hedging was made up of:

•	scheduled outstandings (€ 1 007 million), made up of one 7-year and one 10-year fixed-rate borrowing worth € 500 million each, and one Forex (€ 7 million),

•

non-scheduled outstandings (€ 4 508 million), composed mainly of own funds, the Social Dividend Account and the provision for pension commitments (€ 3 289 million), swap valuations (€ 629 million) and borrowing valuations (€ 430 million) that, by nature, cannot be covered.

The difference between fixed-rate assets and fixed-rate liabilities after hedging amounted to € 2 499 million, mainly consisting of short-term assets with low duration (short-term deposits, short-term fixed-rate securities, nostri). Their low duration expose them only slightly to interest rate risk.

FINANCIAL STATEMENTS 2018

Foreign exchange risk

The foreign exchange (FX) risk is the potential loss on on- and off-balance sheet positions arising from unfavourable movements in FX rates. The FX risk is minimal as the Bank maintains very small positions in foreign currencies.

The Bank uses natural hedging whenever possible. It resorts to using derivative products only for hedging purposes.

On a monthly basis, the Bank resorts to spot currency purchases or sales when the residual foreign currency position in a given currency exceeds the counter-value of € 1 million.

The Bank ensures that its daily exposure per currency does not exceed the defined foreign currency thresholds.

								In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2018	Assets	Liabilities	Derivative Instruments	Net position 2017
Pound Sterling	99,768	1,950,387	1,851,543	924	105,321	2,137,700	2,033,262	883
Swiss franc	44,868	357,408	313,320	780	59,042	344,198	285,786	630
US Dollar	149,947	5,707,169	5,557,930	708	164,599	6,695,384	6,531,598	813
Japanese Yen	269,261	(2)	(268,621)	642	7,312	37,411	30,813	714
Other currencies	1,181,301	507,528	(673,051)	722	1,005,703	629,257	(375,893)	553

Total	1,745,145	8,522,490	6,781,121	3,776	1,341,977	9,843,950	8,505,566	3,593

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

Liquidity risk

Liquidity management plays a crucial role in safeguarding financial flexibility, especially when adverse market conditions make access to long-term funds difficult or impossible.

Liquidity management ensures that the Bank is able to meet its payment obligations in full and in a timely manner whenever they become due. This is particularly important because, unlike commercial banks, the CEB does not hold any deposits for clients, and does not have access to refinancing by the Central Bank.

As a general prudent objective, the Bank maintains sufficient liquidity to be able to withstand potential periods of no access to the market and still continue its activity even under extreme market conditions.

The CEB’s liquidity risk tolerance is transposed into comprehensive risk indicators and supported by adequate limits. The main indicators are the following:

1. The self-sufficiency period, i.e. the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market and without sale/repoing of its available liquid assets in the market.

2. The survival horizon, i.e. the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market but including the sale/repoing of its available stressed liquid assets in the market.

Stress tests carried out on the liquidity curve take into account the absence of opportunities for refinancing, credit risk haircuts on loans and securities representing the default probability of a given counterparty, based on credit ratings and maturities, liquidity risk haircuts on securities which materialise a valuation risk and take into account rating, maturity and economic sector.

3. The level of the Bank’s short-term liquidity must comply with a prudential short-term liquidity ratio (see prudential ratios).

Furthermore, by estimating variations in its liquidity indicators according to different funding scenarios, the Bank defines its refinancing program in terms of volume and maturities.

The CEB maintains a low level of liquidity risk in a context of strong constraints linked to both the passage of unilateral to bilateral swap contracts and an increase in the volume of loans disbursed.

FINANCIAL STATEMENTS 2018

Balance sheet position by maturity

The balance sheet structure by maturity at 31 December 2018 and 1 January 2018 is shown below:

						In thousand euros
	Current outstanding			Non-current outstanding
31 December 2018	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	450,181					450,181
Financial assets at fair value through equity	179,080	1,058,316	1,005,353	904,985	1,021,696	4,169,429
Financial assets at amortised cost
Loans	59,751	171,919	1,874,552	7,742,822	5,671,462	15,520,506
Advances	705,302	269,689	404,217			1,379,207
Debt securities	5,620	4,464	213,615	871,653	1,521,927	2,617,280
Deposits of guarantees paid	367,359					367,359

Sub-total of assets	1,767,292	1,504,388	3,497,737	9,519,460	8,215,084	24,503,962
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	117,599	6,667	6,667	53,333		184,266
Debt securities in issue	15,688	1,105,365	2,408,480	10,920,677	5,473,259	19,923,470
Deposits of guarantees received	387,572					387,572
Social Dividend Account	52,178					52,178

Sub-total of liabilities	573,037	1,112,031	2,415,147	10,974,011	5,473,259	20,547,486
Off-balance sheet
Financing commitments	(485,000)	(653,000)	(1,452,500)	(2,899,980)	(789,098)	(6,279,578)
Term financial instruments
To be received	238,182	1,039,826	2,645,786	6,690,760	759,138	11,373,692
To be paid	(236,279)	(1,060,660)	(2,558,526)	(6,484,936)	(909,405)	(11,249,806)

Sub-total of off-balance sheet	(483,097)	(673,834)	(1,365,240)	(2,694,156)	(939,365)	(6,155,692)

Total	711,158	(281,478)	(282,650)	(4,148,706)	1,802,460	(2,199,216)

						In thousand euros
	Current outstanding			Non-current outstanding
1 January 2018	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	539,482					539,482
Financial assets at fair value through equity	687,092	515,452	654,887	841,387	1,003,358	3,702,176
Financial assets at amortised cost
Loans	52,380	140,052	1,826,486	7,445,594	5,196,351	14,660,864
Advances	519,569	718,508	823,125			2,061,203
Debt securities	5,620	56,714	63,615	917,720	1,699,541	2,743,211
Deposits of guarantees paid	237,636					237,636

Sub-total of assets	2,041,779	1,430,727	3,368,113	9,204,702	7,899,250	23,944,571
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	130,489	6,667	6,667	53,333	13,333	210,489
Debt securities in issue	7,817	1,080,604	3,694,092	10,291,384	4,175,829	19,249,727
Deposits of guarantees received	352,735					352,735
Social Dividend Account	59,116					59,116

Sub-total of liabilities	550,157	1,087,271	3,700,759	10,344,718	4,189,163	19,872,067
Off-balance sheet
Financing commitments	(132,100)	(708,000)	(1,190,000)	(2,282,997)	(698,069)	(5,011,166)
Term financial instruments
To be received	61,804	1,122,495	2,306,677	7,830,812	944,748	12,266,536
To be paid	(61,184)	(997,210)	(2,120,546)	(8,050,556)	(1,057,080)	(12,286,575)

Sub-total of off-balance sheet	(131,479)	(582,715)	(1,003,869)	(2,502,740)	(810,401)	(5,031,205)

Total	1,360,142	(239,259)	(1,336,515)	(3,642,756)	2,899,687	(958,701)

Each term financial instrument contract is simultaneously presented in the line “To be received” and in the line “To be paid” in the case of foreign exchange or currency swaps.

FINANCIAL STATEMENTS 2018

3. Operational risk

The CEB’s Operational Risk Management Policy codifies its approach to identifying, measuring, controlling and reporting operational risks. It lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

Operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee recommendations and best practices, the Bank is committed to continuously assessing its operational risk and to implementing the appropriate mitigating measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the semi-annual Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective Directorates. The operational risk capital charge is calculated and presented in the quarterly risk management report.

In close cooperation with the business lines, the Operational Risk Department is in charge of coordinating the day-to-day management of operational risks. The whole framework is centrally and managed with a dedicated IT tool: the risks and their evaluation follow a predefined methodology, risk mitigation measures and action plans are implemented. Operational risk incidents, including “near misses”, are also integrated in order to ensure the effectiveness of the control framework and to complete the risk mapping and assessment.

The permanent internal control framework ensures that the internal control in each business line is always adequate in terms of design and effectiveness. Each Directorate reports on an annual basis on the efficiency of its respective internal control environment after performing tests on key controls covering the main risks. The results are reported to the CORO.

The Operational Risk Department is also responsible for the modelling of all procedures, in collaboration with the business lines, in order to maintain a detailed procedure and control map. A dedicated intranet site provides all staff with access to all procedures.

To hedge against disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This plan comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line specific plans.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach (proposed under Basel II). The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to prudential equity.

At 31 December 2018, the operational risk capital charge amounted to € 23.2 million, a slight decrease compared to € 24.4 million at 31 December 2017.

4. Prudential framework

The Bank has established a set of Prudential Ratios to assess and monitor the risks arising from its activities. These ratios and indicators are organised around six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange rate risk.

Capital

•

Capital Adequacy Ratio (CAR) measures, under the standardised approach, the Bank’s prudential equity versus total Risk-Weighted Assets (RWA). The Bank defines and monitors this ratio to ensure that it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market and operational risks. This ratio is calculated as follows:

Capital adequacy ratio =	Prudential equity
Risk-weighted assets

- Prudential equity: paid-in capital, reserves and net profit
- Risk-weighted assets: S [Exposure at Default x risk-weighted factor]

The CAR stood at 30.4% at the end of 2018 (2017: 29.2%), owing to a decrease in RWA in the loans and finance activity, in addition to the profit generated increase in equity.

FINANCIAL STATEMENTS 2018

The actual floor for this ratio is set at 10.5% of CEB’s RWA. Credit risk for the bulk of capital requirements stands at 95.0%, split between credit risk in the loan portfolio, i.e. 82.6%, and credit risk in finance operations, i.e. 12.4%.

•

Gearing Ratio (GR) is the ratio of loans outstanding after swap and guarantees to own funds and establishes a volume ceiling (instead of a risk ceiling) to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark to other multilateral development banks’ volume of loans.

Outstanding loans after swaps and guarantees
Gearing ratio =	Own funds

- Own funds: subscribed capital, reserves and net profit

For a ceiling of 2.5 times own funds, the Bank could lend up to € 19.8 billion. The ratio stood at 1.85 at the end of 2018 compared to 1.76 at the end of 2017 due to a mild increase in the loan portfolio and to an equivalent development in own funds.

Leverage

•

Indebtedness Ratio (IR) compares total debt outstanding (after swap) to prudential equity (Ep). Total debt outstanding includes debt evidenced by a security, ECPs, bank advances and term deposit accounts, collaterals excluded. The limit is fixed at 10 times Ep, i.e. € 30.6 billion. The ratio stands at 6.25 at the end of 2018 (2017: 6.25), in line with the slight increase in debt after swap since the beginning of 2018, offset by the profit generated increase in equity.

•

Treasury Asset Ratio (TAR) compares total financial assets (after swap) to prudential equity. Total financial assets comprise the outstanding amounts in the securities portfolios (long-term, mid-term and short-term) after swap, bank deposits, repos and “nostro” accounts, collaterals excluded. The limit is fixed at 5 times the CEB’s prudential equity, i.e. € 15.3 billion. The ratio stood at 2.63 at 31 December 2018 below 2.78 recorded at 31 December 2017.

Liquidity

•

Short-Term Liquidity Ratios measure the Bank’s capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gaps” between sources[1] (liquid assets) and uses[2] (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months, and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, rating and maturity. The minimum level of liquid assets is set at 100% of net liquidity requirements for each timeframe.

At 31 December 2018, the short-term liquidity ratio stood as follows: 570% for a one-month period (2017: 665%), 227% for a three-month period (2017: 229%), 169% for a six-month period (2017: 160%) and 124% for the one-year period (2017: 114%).

•

Self-Sufficiency Period measures the time period during which the Bank is able to fulfil its stressed expected net cash outflows without access to the market for new funding and without the sale-repoing of assets. The floor is set out at > 6 months. The indicator reached 10 months at 31 December 2018, compared to 9 months at 31 December 2017.

Market Credit Risk

•

Minimum Internal Rating defines the minimum rating at purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating for short-term investments is > 7.0 (A-)[3] and for long-term investments is > 8.0 (A+)[4]. As of 31 December 2018 there were no counterparties/transactions with a minimum rating below the defined threshold at purchase date, as at 31 December 2017, therefore within its fixed limits.

Interest Rate Risk

•

Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR) 5) due to an interest rate shock of +/- 10 basis points. Its absolute value is fixed at < 0.5% of own funds (MR), i.e. € 16.6 million. The Economic Value Sensitivity was -€ 1.1 million at 31 December 2018 compared to € 5.2 million for an absolute value of € 16.2 million at 31 December 2017, therefore within its fixed limits.

Foreign Exchange Rate Risk

•

Spot Net Open Position[6] measures the total asset amount minus total liability amount in a foreign currency, including both on-and off-balance sheet positions. Its absolute value is fixed at < € 1 million per currency. The spot net open position in each currency was below the approved limit at 31 December 2018, as at 31 December 2017.

[1]	Sources of cash: drawdown of unrestricted cash and short-term inter-bank placements, repayment or sale of unencumbered high quality liquid securities and repayment of loans.
[2]	Uses of cash: issue repayments, financing commitments disbursements and requirements to give back cash received as collateral on derivatives (collateral amounts).
[3]	For maturities below 3 months, the minimum internal rating may be 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term bonds and deposits.
[4]	For maturities up to 2 years, the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
[5]	Own funds (MR): paid-in capital, reserves, net profit, amount on the Social Dividend Account, provisions for post-employment benefits.
[6]	At the end of the month.

FINANCIAL STATEMENTS 2018

NOTE D - Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s micro-hedging derivative financial instruments for which the hedging relationship is not recognised by IAS 39 are recorded under the balance sheet heading “Financial instruments at fair value through profit or loss”.

The Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges or cash flow hedges and are recorded in the balance sheet under the heading “Hedging derivative financial instruments”. These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation techniques using observable parameters.

Following the application of IFRS 13 “Fair value measurement” the CEB adjusted its valuation methods related to:

•	credit risk of the counterparty within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA),

•	its own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA),

•	its own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

At 31 December 2018, the CEB recorded a fair value adjustment of derivative instruments in the amount of € 241 thousand under assets for the DVA (31 December 2017: € 643 thousand) and of € 967 thousand under liabilities for the CVA (31 December 2017: € 772 thousand). These adjustments are recorded by counterparty in the income statement.

The OCA is an adjustment made to debt instruments issued, designated at fair value, to reflect the default risk. Since the debt securities issued by the CEB are designated at amortised cost, the OCA equals zero.

The following table represents the fair value of these financial instruments:

		In thousand euros
31 December 2018	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	8,634	(146)
Foreign exchange derivative financial instruments	247,977	(434,166)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	241
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(967)

Total	256,852	(435,279)

Hedging derivative financial instruments
Interest rate derivative financial instruments	586,052	(354,261)
Foreign exchange derivative financial instruments	124,596	(88,570)

Total	710,648	(442,831)

		In thousand euros
1 January 2018	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	9,458	(173)
Foreign exchange derivative financial instruments	313,371	(649,661)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	643
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(772)

Total	323,472	(650,606)

Hedging derivative financial instruments
Interest rate derivative financial instruments	546,904	(387,212)
Foreign exchange derivative financial instruments	134,093	(90,862)

Total	680,997	(478,074)

FINANCIAL STATEMENTS 2018

NOTE E -Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values:

						In thousand euros
31 December 2018	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non-recyclable equity	At amortised cost	Net book value	Fair value

Assets
Cash in hand, balances with central banks				450,113	450,113	450,113
Financial instruments at fair value through profit or loss	256,852				256,852	256,852
Hedging derivative financial instruments	710,648				710,648	710,648
Financial assets at fair value through equity		4,098,276	952		4,099,228	4,099,228
Financial assets at amortised cost
Loans and advances				16,262,350	16,262,350	16,262,350
Debt securities				2,138,720	2,138,720	2,508,571

Total financial assets	967,500	4,098,276	952	18,851,183	23,917,911	24,287,762

Liabilites
Financial instruments at fair value through profit or loss	435,279				435,279	435,279
Hedging derivative financial instruments	442,831				442,831	442,831
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				184,266	184,266	184,266
Debt securities in issue				19,556,765	19,556,765	19,668,476
Social Dividend Account				52,178	52,178	52,178

Total financial liabilities	878,110			19,793,209	20,671,319	20,783,030

						In thousand euros
1 January 2018	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non-recyclable equity	At amortised cost	Net book value	Fair value
Assets
Cash in hand, balances with central banks				539,427	539,427	539,427
Financial instruments at fair value through profit or loss	323,472				323,472	323,472
Hedging derivative financial instruments	680,997				680,997	680,997
Financial assets at fair value through equity		3,637,520	982		3,638,502	3,638,502
Financial assets at amortised cost
Loans and advances				16,107,783	16,107,783	16,107,783
Debt securities				2,199,817	2,199,817	2,595,891

Total financial assets	1,004,469	3,637,520	982	18,847,027	23,489,998	23,886,072

Liabilites
Financial instruments at fair value through profit or loss	650,606				650,606	650,606
Hedging derivative financial instruments	478,074				478,074	478,074
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				210,489	210,489	210,489
Debt securities in issue				18,835,438	18,835,438	18,993,893
Social Dividend Account				59,116	59,116	59,116

Total financial liabilities	1,128,680			19,105,043	20,233,723	20,392,178

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2018 and 2017.

FINANCIAL STATEMENTS 2018

NOTE F - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted its risk valuation methods by including counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note D.

The Bank’s financial assets and liabilities are grouped in a three-level hierarchy reflecting the reliability of their valuation basis.

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets,

Level 2: financial instruments measured using valuation techniques based on observable parameters,

Level 3: financial instruments measured using valuation techniques that include unobservable parameters. This level includes:

•	debt securities in issue containing embedded derivatives in level 3, for which there is no market price available. They were valued at par.

•	derivative instruments covering structured issues whose valuation requires complex models which is notably sensitive to unobservable market data.

•

loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

Financial instruments, measured at their fair values, are presented in the table below:

				In thousand euros
31 December 2018	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	450,113			450,113
Financial instruments at fair value through profit or loss		256,852		256,852
Hedging derivative financial instruments		710,648		710,648
Financial assets at fair value through equity	2,567,614	1,531,614		4,099,228
Financial assets at amortised cost
Loans and advances			16,262,350	16,262,350
Debt securities	2,501,246	7,325		2,508,571

Total financial assets	5,518,973	2,506,439	16,262,350	24,287,762

Liabilites
Financial instruments at fair value through profit or loss		435,279		435,279
Hedging derivative financial instruments		442,831		442,831
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	117,599	66,667		184,266
Debt securities in issue	19,043,670	624,806		19,668,476
Social Dividend Account	52,178			52,178

Total financial liabilities	19,213,447	1,569,583		20,783,030

				In thousand euros
1 January 2018	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	539,427			539,427
Financial instruments at fair value through profit or loss		323,472		323,472
Hedging derivative financial instruments		680,997		680,997
Financial assets at fair value through equity	2,342,477	1,296,025		3,638,502
Financial assets at amortised cost
Loans and advances			16,107,783	16,107,783
Debt securities	2,588,593	7,298		2,595,891

Total financial assets	5,470,497	2,307,792	16,107,783	23,886,072

Liabilites
Financial instruments at fair value through profit or loss		650,606		650,606
Hedging derivative financial instruments		478,074		478,074
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	130,489	80,000		210,489
Debt securities in issue	18,211,302	782,591		18,993,893
Social Dividend Account	59,116			59,116

Total financial liabilities	18,400,907	1,991,271		20,392,178

FINANCIAL STATEMENTS 2018

NOTE G - Offsetting financial assets and financial liabilities

At 31 December 2018, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

				In thousand euros
31 December 2018	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts
Assets
Loans at amortised cost	14,882,657		(543,407)	14,339,250
Derivative financial instruments	967,500	(387,641)	(71,910)	507,949
Deposits of guarantees given	367,311	(367,470)		(159)
Other assets not subject to offsetting	8,130,521			8,130,521

Total assets	24,347,989	(755,111)	(615,317)	22,977,561

Liabilities
Derivative financial instruments	878,110	(367,470)		510,640
Deposits of guarantees received	387,478	(387,641)		(163)
Other liabilities not subject to offsetting	20,059,240			20,059,240

Total liabilities	21,324,828	(755,111)		20,569,717

				In thousand euros
1 January 2018	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts
Assets
Loans at amortised cost	14,045,360		(600,490)	13,456,080
Derivative financial instruments	1,004,469	(352,804)	(81,280)	570,385
Deposits of guarantees given	237,605	(237,700)		(64)
Other assets not subject to offsetting	8,510,847			8,499,606

Total assets	23,798,281	(590,504)	(681,770)	22,526,007

Liabilities
Derivative financial instruments	1,128,680	(237,700)		890,980
Deposits of guarantees received	352,735	(352,804)		(69)
Other liabilities not subject to offsetting	19,350,052			19,350,052

Total liabilities	20,831,467	(590,504)		20,240,963

FINANCIAL STATEMENTS 2018

NOTE H - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

		In thousand euros
	12/31/2018	1/1/2018
Financial assets at fair value through equity
Gross book value	4,027,185	3,550,606
Unreralised gains or losses	72,483	88,158
Impairment (Note S) (*)	(440)	(262)

Total	4,099,228	3,638,502

(*) of which stage 1	(440)	(262)
of which stage 2
of which stage 3

Financial assets at amortised cost

		In thousand euros
	12/31/2018	1/1/2018
Loans to credit institutions
Gross book value	8,718,518	8,058,031
Impairment (Note S)	(6,009)	(4,986)

Net book value	8,712,509	8,053,045
Loans to customers
Gross book value	5,944,302	5,770,296
Impairment (Note S)	(7,356)	(6,223)

Net book value	5,936,946	5,764,073
Value adjustment to loans hedged by derivative instruments	233,202	228,242

Total loans	14,882,657	14,045,360

Advances
Advances repayable on demand - gross book value	22,865	14,066
Impairment (Note S)	(8)	(4)

Net book value	22,857	14,062
Advances with agreed maturity dates or periods of notice - gross book value	1,356,907	2,048,498
Impairment (Note S)	(71)	(137)

Net book value	1,356,836	2,048,361

Total advances	1,379,693	2,062,423

Debt securities
Gross book value	2,138,936	2,199,945
Impairment (Note S)	(216)	(128)

Net book value	2,138,720	2,199,817

Total debt securities	2,138,720	2,199,817

At 31 December 2018, loans are guaranteed up to the amount of € 7.0 billion (31 December 2017: € 6.7 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2018

Financial assets at amortised cost by stage

						In thousand euros
	12/31/2018			1/1/2018
	Gross book value	Impairement (Note S)	Net book value	Gross book value	Impairement (Note S)	Net book value
Loans to credit institutions	8,718,518	(6,009)	8,712,509	8,058,031	(4,986)	8,053,045

Stage 1	8,718,518	(6,009)	8,712,509	8,035,155	(3,891)	8,031,264
Stage 2				22,876	(1,095)	21,781
Stage 3
Loans to customers	5,944,302	(7,356)	5,936,946	5,770,296	(6,223)	5,764,073

Stage 1	5,944,302	(7,356)	5,936,946	5,770,296	(6,223)	5,764,073
Stage 2
Stage 3
Advances	1,379,772	(79)	1,379,693	2,062,564	(141)	2,062,423

Stage 1	1,379,772	(79)	1,379,693	2,062,564	(141)	2,062,423
Stage 2
Stage 3
Debt securities	2,138,936	(216)	2,138,720	2,199,945	(128)	2,199,817

Stage 1	2,138,936	(216)	2,138,720	2,199,945	(128)	2,199,817
Stage 2
Stage 3

FINANCIAL STATEMENTS 2018

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrowers’ country location, whether subsidised or not by the Social Dividend Account, is included in the table below:

						In thousand euros
	Outstanding				Financing commitments
Breakdown by borrowers’ country location	12/31/2018%		1/1/2018%		12/31/2018	1/1/2018

Poland	1,992,005	13.62	1,806,788	13.10	777,924	625,427
Spain	1,960,699	13.41	2,032,224	14.73	818,500	314,500
Turkey	1,466,648	10.03	1,429,418	10.36	165,000	370,000
France	1,317,854	9.01	1,347,444	9.77	428,330	325,160
Belgium	842,956	5.76	850,068	6.16	142,500	100,000
Germany (1)	802,551	5.49	768,100	5.57	580,148	563,849
Romania	653,632	4.47	744,389	5.40	319,372	297,923
Hungary	594,983	4.07	668,506	4.85	123,864	30,150
Netherlands	594,607	4.06	50,000	0.36	222,083	350,000
Slovak Republic	525,211	3.59	599,145	4.34	215,037	219,000
Czech Republic	487,398	3.33	435,561	3.16	175,000	225,000
Cyprus	483,532	3.31	520,720	3.78	118,549	133,049
Finland	412,167	2.82	338,194	2.45	110,000	60,000
Italy (2)	376,246	2.57	241,941	1.75	585,000
Croatia	335,719	2.29	337,857	2.45	56,988	94,764
Ireland	288,342	1.97	208,774	1.51	255,000	255,000
Bulgaria	221,443	1.51	196,248	1.42	160,000	200,000
Portugal	203,148	1.39	220,966	1.60	239,000	159,000
Lithuania	201,659	1.38	187,916	1.36	35,000	65,000
Serbia	142,097	0.97	130,811	0.95	74,911	80,910
Iceland	106,217	0.73	117,583	0.85	5,000	5,000
Sweden	104,958	0.72	56,200	0.41	311,720	160,000
“the former Yugoslav Republic of Macedonia”	101,894	0.70	101,024	0.73	71,401	148,858
Slovenia	101,683	0.70	88,222	0.64	35,000	10,000
Albania	99,003	0.68	96,187	0.70	20,580	34,380
Bosnia and Herzegovina	66,415	0.45	60,668	0.44	53,763	56,500
Moldova (Republic of)	38,362	0.26	32,651	0.24	51,125	46,124
Montenegro	35,885	0.25	28,658	0.21	37,783	16,250
Denmark	33,333	0.23	46,667	0.34
Latvia	15,301	0.10	18,835	0.14	77,000	50,000
Estonia	10,686	0.07	13,962	0.10
Georgia	8,124	0.06	8,874	0.06	14,000	15,322
Malta			7,550	0.05

Total	14,624,758	100.00	13,792,151	100.00	6,279,578	5,011,166

(1)	of which € 6.8 million outstanding in favour of target countries as at 31 December 2018 (31 December 2017 : € 9.9 million)
(2)	of which € 53.5 million outstanding in favour of target countries as at 31 December 2018 (31 December 2017 : € 66.2 million)

FINANCIAL STATEMENTS 2018

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

				In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers’ country location	31/12/2018	01/01/2018	31/12/2018	01/01/2018

Turkey	420,000	413,000	60,000	80,000
Poland	180,130	185,093	15,288	61,388
Romania	121,584	144,026	11,121	9,621
Albania	71,122	81,137		18,600
Bosnia and Herzegovina	58,387	46,483	42,763	54,000
Moldova (Republic of)	27,750	27,964	12,811	1,853
Croatia	27,515	23,815	19,164	24,764
“the former Yugoslav Republic of Macedonia”	13,472	14,047	10,303	10,303
Serbia	13,420	16,264
Italia	7,000
Bulgaria	5,586	6,345
Georgia	1,574	834		1,323
Hungary		46,600

Total	947,540	1,005,608	171,450	261,852

The interest rate subsidies are presented in the Note L.

FINANCIAL STATEMENTS 2018

NOTE I - Tangible and intangible assets

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2018	36,344	14,460	8,553	17,840	77,197
Additions	104	410	1,007	4,980	6,501
Other movements		(176)	(291)		(467)

At 31 December 2018	36,448	14,694	9,269	22,820	83,231

Depreciation
At 1 January 2018		(9,503)	(6,866)	(7,912)	(24,281)
Charge for the year		(896)	(993)	(1,956)	(3,845)
Other movements		167	300		467

At 31 December 2018		(10,232)	(7,559)	(9,868)	(27,659)

Net book value

At 31 December 2018	36,448	4,462	1,710	12,952	55,572

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2017	36,344	14,395	7,454	11,934	70,127
Additions		401	1,219	5,906	7,526
Other movements		(336)	(120)		(456)

At 31 December 2017	36,344	14,460	8,553	17,840	77,197

Depreciation
At 1 January 2017		(8,843)	(6,304)	(6,287)	(21,434)
Charge for the year		(989)	(689)	(1,625)	(3,303)
Other movements		329	127		456

At 31 December 2017		(9,503)	(6,866)	(7,912)	(24,281)

Net book value

At 31 December 2017	36,344	4,957	1,687	9,928	52,916

NOTE J - Other assets and other liabilities

	In thousand euros
	12/31/2018	1/1/2018

Other assets
Deposits of guarantees given (*)	367,311	237,605
Prepaid expenses	4,851	3,618
Sundry debtors	2,291	2,250
Sundry assets	53	67

Total	374,506	243,540

Other liabilities
Deposits of guarantees received (*)	387,478	352,735
Sundry creditors	3,126	4,037
Sundry liabilities	5,300	6,747

Total	395,904	363,519

(*)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2018, the CEB:

•	received € 387.5 million of guarantees in form of deposits (31 December 2017: € 352.7 million) and € 615.5 million in form of securities (31 December 2017: € 681.8 million),

•	paid € 367.4 million of guarantees in form of deposits (31 December 2017: € 237.0 million).

FINANCIAL STATEMENTS 2018

NOTE K - Financial liabilities at amortised cost

		In thousand euros
	12/31/2018	1/1/2018
Amounts owed to credit institutions and to customers
Interest-bearing accounts	117,599	130,489
Borrowings and term deposits	66,667	80,000

Total	184,266	210,489

Debt securities in issue at amortised cost
Bonds	18,890,274	18,235,813
Interest payable	236,613	214,331
Value adjustment to debt securities in issue hedged by derivative instruments	429,878	385,294

Total	19,556,765	18,835,438

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2018, the Bank managed 25 interest-bearing accounts (2017: 31) with a total balance of € 117.6 million (2017: € 130.5 million). The resources on these accounts amount to € 326.9 million (2017: € 321.4 million) while disbursements stand at € 209.3 million (2017: € 191.0 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

•	Programs/Instruments funded by donor countries,

•	Programs/Instruments funded entirely or mainly by the European Union.

					In thousand euros
	Resources(1)	Disbursements(2)	12/31/2018	Commitments to be received(3)	Commitments to be paid(3)
Programs/Instruments funded by donor countries	38,663	(25,328)	13,335		6,094
Programs/Instruments funded entirely or mainly by the European Union	288,268	(184,003)	104,265	84,733	135,726

Total	326,931	(209,331)	117,600	84,733	141,820

					In thousand euros
	Resources(1)	Disbursements(2)	1/1/2018	Commitments to be received(3)	Commitments to be paid(3)
Programs/Instruments funded by donor countries	48,793	(34,979)	13,814	1,000	7,329
Programs/Instruments funded entirely or mainly by the European Union	272,655	(155,980)	116,675	71,454	81,701

Total	321,448	(190,959)	130,489	72,454	89,030

(1)	Consists of contributions received from donors and accrued interest,
(2)	Consists of grants disbursed to projects, fees and funds returned to donors,
(3)	The commitments to be received and to be paid refer to on-going projects only.

FINANCIAL STATEMENTS 2018

The table below presents the detail of the interest-bearing accounts distributed according to the same three categories:

						In thousand euros
Program/Instrument	Donor(s)	Opening year	Resources	Disbursements	12/31/2018	1/1/2018

Programs/Instruments funded by donor countries

Italian Fund for Innovative Projects	Italy	2017	1,000	(41)	959	960

Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Bulgaria, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	28,415	(19,777)	8,638	9,749

Norway Trust Account	Norway	2003	3,204	(3,204)		2

Slovak Inclusive Growth Account	Slovak Republic	2016	2,000	(308)	1,692	853

Spanish Social Cohesion Account	Spain	2009	4,044	(1,998)	2,046	2,250

Sub-total Programs/Instruments funded by donor countries			38,663	(25,328)	13,335	13,814

Programs/Instruments funded entirely or mainly by the European Union

Accounts linked to the Regional Housing Program (RHP)

RHP Fund Country Account - BiH	European Union, Germany, Italy	2012	46,167	(28,636)	17,531	22,914

RHP Fund Country Account - Croatia	European Union	2013	9,303	(7,700)	1,603	1,603

RHP Fund Country Account - Montenegro	European Union, Germany	2013	3,500	(1,686)	1,814	2,437

RHP Fund Country Account - Serbia	European Union, Germany	2013	45,524	(26,551)	18,973	6,489

RHP Fund Regional Account	European Union, Turkey, United States of America	2012	47,257	(34,951)	12,306	17,315

RHP Fund Sub-Regional Account	Denmark, European Union, Germany, Luxembourg, Norway, Switzerland	2012	42,629	(26,280)	16,349	29,162

RHP Implementation	European Union	2013	25,120	(23,845)	1,275	4,320

RHP Implementation 2	European Union	2017	6,015	(2,011)	4,004	1,900

Special Account RHP Rep of Cyprus	Cyprus	2012	50	(1)	49	49

Special Account RHP Hungary	Hungary	2014	30	(1)	29	29

Special Account RHP Slovak Republic	Slovak Republic	2012	40	(13)	27	31

FINANCIAL STATEMENTS 2018

						In thousand euros
Program/Instrument	Donor(s)	Opening year	Resources	Disbursements	12/31/2018	1/1/2018

Eastern Europe Energy Efficiency and Environment Partnership (E5PR)

Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016

European Local Energy Assistance Facility (ELENA)

CEB-ELENA 2012	European Union	2012	1,000	(591)	409	372

Facility for Refugees in Turkey (FRIT)

Turkey Refugee Account	European Union	2017	30,000	(1,154)	28,846	28,800
Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)
IPA 2009 Rural Roads Albania Special Account	European Union	2010	9,176	(9,176)		176
IPA 2009 Water Supply Kamza Albania Special Account	European Union	2010	5,564	(5,564)		64
IPF 2008 Municipal Window Special Account	European Union	2009	13,263	(13,263)		110
WBIF: communal infrastructure in Albanian Alps area	European Union Other Donors	2014	1,000	(1,000)		11
WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1,430	(851)	579	599
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2014	1,200	(729)	471	294

Sub-total Programs/Instruments funded entirely or mainly by the European Union			288,268	(184,003)	104,265	116,675

Total Interest-bearing accounts			326,931	(209,331)	117,600	130,489

FINANCIAL STATEMENTS 2018

NOTE L - Social Dividend Account

The Bank uses the SDA to finance four types of grants:

•	interest rate subsidies on loans granted by the Bank,

•	guarantees to support the Bank’s financing of high social impact projects,

•	technical assistance within the framework of projects financed by the CEB,

•	grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 million each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

At 31 December 2018, the breakdown of these sub-accounts is the following:

	In thousand euros
SDA windows	31/12/2018	01/01/2018
Subsidies on loans approved	20,938	23,354
Available for subsidy	1,942	2,866

Interest rate subsidies on loans	22,880	26,220
Guarantees on loans approved	11,000	2,000
Available for guarantees	9,217	15,167

Loan guarantees	20,217	17,167
Approvals for technical assistance	1,824	2,714
Available for technical assistance	5,292	8,062

Technical assistance	7,116	10,776
Approved grant contributions
Available for grant contributions	1,965	4,953

Grant contributions	1,965	4,953

Total	52,178	59,116

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank’s annual profit is allocated,

b)	voluntary contributions from the Bank’s member states, upon approval by the Administrative Council, and

c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

FINANCIAL STATEMENTS 2018

NOTE M - Provisions

	In thousand euros
	31/12/2018	01/01/2018
Provisions
Provision on social commitments	254,942	234,225
Impairment relating to financing commitments (Note S)	2,663	2,218

Total	257,605	236,443

Movements in provision on social commitments

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2018 based on individual data as at 30 June 2018.

The financial situation relating to post-employment benefits is presented below:

In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision as at 1 January 2018	197,121	37,104	234,225
Service cost	9,369	3,258	12,627
Interest cost related to discounted commitments	4,526	849	5,375
Changes in actuarial differences recognised directly in equity	5,518	637	6,155
Benefits paid	(2,713)	(727)	(3,440)

Provision as at 31 December 2018	213,821	41,121	254,942

In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision as at 1 January 2017	197,051	35,711	232,762
Service cost	9,745	3,310	13,055
Interest cost related to discounted commitments	4,094	740	4,834
Changes in actuarial differences recognised directly in equity	(11,346)	(1,998)	(13,344)
Benefits paid	(2,423)	(659)	(3,082)

Provision as at 1 January 2018	197,121	37,104	234,225

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2018	2017
Interest discount rate	2.25%	2.25%
Inflation rate	1.75%	1.75%
Pensions revaluation rate	1.75%	1.75%
Salary increase rate	3.50%	3.50%
Medical care employer’s contribution rate	6.28%	6.28%
Average duration	22.19	22.80

FINANCIAL STATEMENTS 2018

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated at 31 December 2018, as well as the service cost, the interest cost and the estimated benefits for the year 2018, calculated based on a change of the discount rate assumption of -/+ 0.25%:

					In thousand euros

Pension scheme	PBO 31/12/2018	Service cost 2019	Interest cost on PBO 2019	Estimated benefits 2019	PBO 31/12/2019
Discount rate -0.25%	225,103	9,465	4,459	(4,216)	234,811
Discount rate +0.25%	203,315	8,315	5,030	(4,216)	212,444

At 31 December 2018, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 5.3%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 4.9% at that date.

					In thousand euros

Other post-employment benefits	PBO 31/12/2018	Service cost 2019	Interest cost on PBO 2019	Estimated benefits 2019	PBO 31/12/2019
Discount rate -0.25%	43,346	1,921	853	(1,349)	44,771
Discount rate +0.25%	39,058	1,674	960	(1,349)	40,343

At 31 December 2018, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 5.4%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.0% at that date.

NOTE N - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the Bank.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

•	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,

•

pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organised around various ratios (see chapter 4 in note C).

FINANCIAL STATEMENTS 2018

Capital breakdown by member state is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total 2018	5,472,219	4,859,802	612,417	100.000%

Total 2017	5,472,219	4,859,802	612,417

The earnings per participating certificate for 2018 amount to € 17.81 (€ 20.47 for 2017).

FINANCIAL STATEMENTS 2018

NOTE O - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note Q).

Interest income and expenses from fair value hedging derivatives are shown with the income and expenses arising from those items for which they provide risk coverage.

					In thousand euros
	2018			2017
	Income	Expenses	Net	Income	Expenses	Net
Financial assets at fair value through equity
Debt securities transactions	28,291	(7,062)	21,229	32,645	(3,623)	29,022
Hedging derivatives financial instruments	9,952	(34,719)	(24,767)	20,241	(48,914)	(28,673)

Sub-total	38,243	(41,781)	(3,538)	52,886	(52,537)	349

Loans and advances at amortised cost
Loans	142,845	(9)	142,836	144,078		144,078
Hedging derivatives financial instruments	13,951	(122,908)	(108,957)	15,339	(121,167)	(105,828)
Advances	37,429	(11,480)	25,949	14,856	(8,869)	5,987

Sub-total	194,225	(134,397)	59,828	174,273	(130,036)	44,237

Debt securities at amortised cost
Debt securities transactions	64,941	(4)	64,937	70,180		70,180

Sub-total	64,941	(4)	64,937	70,180		70,180

Amounts owed to credit institutions and to customers
Deposits
Interest-bearing accounts	1,351	(158)	1,193	2,500	(59)	2,441

Sub-total	1,351	(158)	1,193	2,500	(59)	2,441

Debt securities in issue at amortised cost
Bonds		(349,767)	(349,767)		(340,658)	(340,658)
Hedging derivatives financial instruments	394,336	(12,277)	382,059	392,071	(4,641)	387,430

Sub-total	394,336	(362,044)	32,292	392,071	(345,299)	46,772

Other interest expenses and similar charges		(5,376)	(5,376)		(4,835)	(4,835)

Interest margin	693,096	(543,760)	149,336	691,910	(532,766)	159,144

FINANCIAL STATEMENTS 2018

NOTE P - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in central and eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

		In thousand euros
Breakdown by borrowers’ country location	2018	2017
Turkey	19,190	19,057
Poland	18,673	18,023
Romania	13,181	15,234
Hungary	9,056	9,807
Croatia	5,847	6,610
Lithuania	5,050	4,872
Cyprus	4,196	4,406
Slovak Republic	3,521	3,583
Albania	2,158	2,287
Serbia	1,514	1,230
Bosnia and Herzegovina	1,252	1,230
Latvia	752	879
Slovenia	287	840
“the former Yugoslav Republic of Macedonia”	896	805
Moldova (Republic of)	837	779
Malta	123	596
Bulgaria	521	551
Czech Republic	1,064	454
Estonia	357	452
Georgia	237	218
Montenegro	235	213

Sub-total target countries	88,947	92,126
Belgium	19,890	20,458
Spain	8,834	8,955
Germany	7,202	6,720
France	6,954	5,709
Portugal	4,696	5,016
Iceland	1,297	1,675
Ireland	2,205	1,606
Italy	433	1,222
Finland	472	45
Sweden	127	24
Netherlands	1,694	18

Sub-total other countries	53,804	51,448

Target countries through other countries	94	504

Total	142,845	144,078

Outstanding loans by country are presented in Note H.

FINANCIAL STATEMENTS 2018

NOTE Q - Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note O).

		In thousand euros
	2018	2017
Net result from fair value hedging instruments	43,980	(51,689)
Revaluation of hedged items attributable to hedged risks	(41,923)	54,343
Result from financial instruments at fair value through profit or loss	(2,055)	(131)
Revaluation of exchange positions	358	(341)
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	(402)	(316)
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	(195)	567

Total	(237)	2,433

NOTE R - General operating expenses

		In thousand euros
	2018	2017
Wages and salaries	(23,708)	(22,417)
Social charges and pension costs	(11,638)	(12,166)
Other general operating expenses	(11,772)	(10,567)

Total	(47,118)	(45,150)

At 31 December 2018, the Bank staff was composed of: 3 appointed officials (Governor and Vice-Governors) and 206 professional staff. At 31 December 2017: 3 appointed officials (Governor and Vice-Governors) and 200 professional staff.

NOTE S - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

•	assess whether there is a significant increase in credit risk since initial recognition, and

•

measure the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on forward-looking approach.

Significant increase in credit risk

The assessment of the significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess the significant increase in credit risk is the counterparty’s internal credit rating. The internal rating system is described in Note C (Credit Risk section). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank’s portfolio on 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2, if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB’s preferred creditor status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days.

FINANCIAL STATEMENTS 2018

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses (“ECL”).

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody’s Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro zone and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

•	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;

•

an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;

•

a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

•	60% for the base scenario,

•	20% for the adverse scenario, and

•	20% for the favourable scenario.

Cost of risk for the period

		In thousand euros
	2018	2017
Net allowances to impairment - capital	(2,819)
Net allowances to impairment - interest	(14)

Total	(2,833)

Detail of the cost of risk for the period

		In thousand euros
	2018	2017
Balances with central banks	(14)
Financial instruments at fair value through profit or loss
Financial assets at fair value through equity	(178)
Financial assets at amortised cost
Loans	(2,155)
Advances	62
Debt securities	(88)
Other assets	(16)
Financing and guarantee commitments	(444)

Total	(2,833)

Cost of risk of unimpaired outstanding	(2,833)
of which stage 1	(3,928)
of which stage 2	1,095
Cost of risk of impaired outstanding - stage 3

FINANCIAL STATEMENTS 2018

			In thousand euros
	1/1/2018	Impairment allowance	12/31/2018
Impairment of financial assets
Balances with central banks	(55)	(14)	(69)
Financial instruments at fair value through profit or loss
Financial assets at fair value through equity	(262)	(178)	(440)
Financial assets at amortised cost
Loans	(11,210)	(2,155)	(13,365)
Advances	(141)	62	(79)
Debt securities	(128)	(88)	(216)
Other assets	(31)	(16)	(47)

Total impairment of financial assets (*)	(11,827)	(2,389)	(14,216)
(*) of which stage 1	(10,732)	(3,484)	(14,216)
of which stage 2	(1,095)	1,095
of which stage 3
Impairment of liabilities
Financing and guarantee commitments	(2,218)	(444)	(2,663)

Total of liabilities impairment	(2,218)	(444)	(2,663)

Total	(14,045)	(2,833)	(16,879)

Changes in impairment over the period

				In thousand euros
	Impairment on outstanding amounts with expected 12 months losses (stage 1)	Impairment on outstanding amounts with lifetime expected losses (stage 2)	Impairment on doubtful outstanding amounts (stage 3)	Total
As at 1 January 2018	(12,950)	(1,095)		(14,045)

Net allowances to impairment
Financial assets acquired during the period	(3,483)			(3,483)
Financial assets derecognised during the period (1)	615			615
Transfer to stage 2
Transfer to stage 3
Transfer to stage 1	(47)	1,095		1,048
Other allowances/reversals without stage transfer	(1,014)			(1,014)

As at 31 December 2018	(16,879)			(16,879)

(1)	including disposals

FINANCIAL STATEMENTS 2018

NOTE T - Financing commitments given or received

		In thousand euros
	12/31/2018	1/1/2018
Financing commitments given
To credit institutions	911,522	734,495
To customers	5,368,056	4,276,671

Total financing commitments given	6,279,578	5,011,166

Impairment of financing commitments given	2,663	2,218
of which stage 1	2,663	2,218
of which stage 2
of which stage 3

No financing commitment received was recorded as at 31 December 2018.

NOTE U - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2018 and the closing date of the accounts by the Governor on 25 February 2019.